Filed pursuant to Rule 424(b)(3)

Registration No. 333-284957

PROSPECTUS SUPPLEMENT NO. 2

(to the Prospectus dated August 4, 2025)

Currenc Group Inc.

Secondary Offering of

Up to 50,070,187 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement No. 2”) is part of the prospectus of Currenc Group, Inc. (the “Company”), dated August 4, 2025 (the “Prospectus”), which forms a part of the Company’s registration statement on Form F-1 (Registration No. 333-284957) (the “Registration Statement”), related to the offer and resale from time to time, upon the expiration of lock-up agreements, if applicable, of the Company’s Ordinary Shares by the Selling Securityholders of: (i) up to 20,000,000 Ordinary Shares that we may, in our sole discretion, elect to sell to Arena from time to time after the date of this prospectus, pursuant to the ELOC Purchase Agreement; (ii) up to 600,000 Ordinary Shares the issuable to Arena as a commitment fee upon the execution of ELOC Purchase Agreement; (iii) 81,818 Ordinary Shares issued to Roth pursuant to the Roth Agreement; (iv) 1,027,996 Ordinary Shares issued to Pine Mountain Holdings upon the conversion of certain convertible notes; (v) 3,007,746 Ordinary Shares issued to Tian Ye pursuant to the Creditor Share Purchase Agreement, (vi) 1,570,324 Ordinary Shares issued to Tang In Ha pursuant to the Creditor Share Purchase Agreement, (vii) 2,659,273 Ordinary Shares issued to Lao Wai Hong pursuant to the Creditor Share Purchase Agreement, (viii) 3,820,494 Ordinary Shares issued to Wong Nga Man pursuant to the Creditor Share Purchase Agreement, (ix) 3,419,572 Ordinary Shares issued to Chu Shuk Mei pursuant to the Creditor Share Purchase Agreement, (x) 3,449,510 Ordinary Shares issued to Wong Man San pursuant to the Creditor Share Purchase Agreement, (xi) 3,477,818 Ordinary Shares issued to Huang Yafangzhou pursuant to the Creditor Share Purchase Agreement, (xii) 3,477,818 Ordinary Shares issued to Sit Yi Sze pursuant to the Creditor Share Purchase Agreement, and (xiii) 3,477,818 Ordinary Shares issued to Yik Pui Han Pauline pursuant to the Creditor Share Purchase Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

The purpose of this Prospectus Supplement No. 2 is to update and supplement the information included in the Prospectus with the information contained in our Reports on Form 6-K which were submitted to the U.S. Securities and Exchange Commission (the “SEC”) on August 18, 2025, September 8, 2025, September 11, 2025 and October 14, 2025, and are included immediately following the cover page of this Prospectus Supplement No. 2.

This Prospectus Supplement No. 2 is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and information in this Prospectus Supplement No. 2 from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required. You should read the entire Prospectus, this Prospectus Supplement No. 2 and any amendments to the Registration Statement or subsequent supplements to the Prospectus carefully before you make your investment decision.

The Ordinary Shares are listed on the Nasdaq Global Market LLC (“Nasdaq”) under the symbol “CURR”. On October 20, 2025, the last reported price of our Ordinary Shares, as reported on the Nasdaq, was $1.85.

Investing in our securities involves risks. See “Risk Factors” beginning on page 42 of the Prospectus. Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus, as supplemented by this Prospectus Supplement No. 2, is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is October 21, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2025

Commission File No. 001-41079

Currenc Group Inc.

(Translation of registrant’s name into English)

410 North Bridge Road, Spaces City Hall, Singapore

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

Resignation and Appointment of Chief Executive Officer

On August 15, 2025, Currenc Group, Inc., an exempted company incorporated and registered in the Cayman Islands (the “Company” or “Currenc”), issued a press release (the “Press Release”) announcing that effective August 15, 2025, Dr. Ronnie Ka Wah Hui (“Dr. Hui”) stepped down as chief executive officer of the Company. Pursuant to the Letter Agreement, dated as of August 12, 2025, by and between Dr. Hui and the Company (the “Resignation Letter”), Dr. Hui will receive a severance payment of $100,000, payable in equal installments of $50,000 on August 31, 2025 and September 30, 2025. Dr. Hui will also forfeit 288,421 unvested ordinary shares of the Company. Dr. Hui’s resignation is not due to any disagreements with the Company on any matter related to the Company’s operations, policies or practices.

On August 16, 2025, Alexander King Ong Kong (“Mr. Kong”), Currenc’s founder and executive chairman of the board of directors, assumed the chief executive officer position on the terms set forth in the Employment Agreement, dated as of August 12, 2025, by and between the Mr. Kong and the Company, as amended and restated by the Amended and Restated Employment Agreement, dated as of August 15, 2025, by and between Mr. Kong and the Company (the “A&R Kong Employment Agreement”). Pursuant to the A&R Kong Employment Agreement, Mr. Kong will receive an annual base salary of $450,000 and will be eligible to receive an annual performance based bonus as well as receive options to purchase up to 2,500,000 shares of the Company’s ordinary shares with an exercise price equal to 110% of the fair market value on the date of the grant (the “Equity Award”). Pursuant to the terms of the A&R Kong Employment Agreement, the Company has agreed to seek shareholder consent for approval of the Equity Award and, if no such consent can be obtained, to issue the Equity Award through multiple grants made pursuant to the terms of the Currenc Group Inc. 2024 Equity Incentive Plan.

The foregoing descriptions of the Press Release, the Resignation Letter and the A&R Kong Employment Agreement are qualified in their entirety by reference to the full text of the Press Release, Resignation Letter and the A&R Kong Employment Agreement, copies of which are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 99.1, respectively, to this Report on Form 6-K.

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Letter Agreement, dated as of August 12, 2025, by and between Currenc Group, Inc. and Dr. Ronnie Ka Wah Hui
10.2	Amended and Restated Employment Agreement, dated as of August 15, 2025, by and between Currenc Group, Inc. and Alexander King Ong Kong
99.1	Press Release of Currenc Group Inc. dated as of August 15, 2025

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 18, 2025

CURRENC GROUP INC.

By:	/s/ Wan Lung Eng
Name:	Wan Lung Eng
Title:	Chief Financial Officer

3

Exhibit 10.1

Exhibit 10.2

Exhibit 99.1

Currenc Group Inc. Announces CEO Transition

Singapore, August 15, 2025 (Globe Newswire) — Currenc Group Inc. (Nasdaq: CURR) (“Currenc” or the “Company”), a fintech pioneer empowering financial institutions worldwide with artificial intelligence (AI) solutions, today announced that Dr. Ronnie Hui has stepped down as Chief Executive Officer. Alex Kong, Currenc’s Founder and Executive Chairman, will assume the Chief Executive Officer position.

“On behalf of the Board and executive team, I would like to thank Ronnie for his leadership and dedication to Currenc throughout his tenure,” said Mr. Kong. “Ronnie has skillfully guided the Company through a period of significant evolution, navigating various market challenges with confidence and clarity. His contributions have laid a strong foundation for Currenc’s next phase of growth. Supported by his legacy, I am excited to return to the CEO role as Currenc continues to redefine fintech for the AI era.”

As Currenc’s founder and former CEO, Mr. Kong is well-positioned to ensure a seamless executive transition. His proven track record and deep expertise will empower Currenc to accelerate its growth initiatives and expand its global AI ecosystem for financial institutions, strengthening the Company’s industry leadership in digital remittance and AI-powered financial solutions.

About Currenc Group Inc.

Currenc Group Inc. (Nasdaq: CURR) is a fintech pioneer dedicated to transforming global financial services through artificial intelligence (AI). The Company empowers financial institutions worldwide with comprehensive AI solutions, including SEAMLESS AI Call Centre and other AI-powered Agents designed to reduce costs, increase efficiency and boost customer satisfaction for banks, insurance, telecommunications companies, government agencies and other financial institutions. The Company’s digital remittance platform also enables e-wallets, remittance companies, and corporations to provide real-time, 24/7 global payment services, advancing financial access across underserved communities.

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. Further information regarding these and other risks, uncertainties, or factors is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Investor & Media Contact

Currenc Group Investor Relations

Email: investors@currencgroup.com

SOURCE: Currenc Group Inc.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of August 2025

Commission File No. 001-41079

Currenc Group Inc.

(Translation of registrant’s name into English)

410 North Bridge Road,

Spaces City Hall,

Singapore

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

Determination of Independence and Appointment to Audit Committee

On September 5, 2025, the board of directors of Currenc Group Inc. (the “Company”) determined that Mr. Kevin Chen, an existing director of the Company, now qualifies as an “independent director” under Rule 10A-3 of the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the applicable rules of The Nasdaq Global Market and the Company’s corporate governance guidelines. As a result, the board has appointed Mr. Chen to serve as a member of the Company’s audit committee, effective immediately.

Mr. Chen currently serves as Chief Economist and Chief Investment Officer of Horizon Financial. He has over 20 years of experience in finance, including prior roles as Senior Portfolio Manager at Credit Agricole and Amundi Asset Management and Director of Asset Allocation at Morgan Stanley. Mr. Chen holds a Ph.D. in Finance and has served on the boards of several publicly listed companies.

Following Mr. Chen’s appointment, the audit committee consists of Eng Ho Ng (Chair), Eric Weinstein and Mr. Chen, each of whom the board has determined to be independent under applicable Securities and Exchange Commission and Nasdaq rules.

There are no arrangements or understandings between Mr. Chen and any other person pursuant to which he was selected as a director or appointed to the audit committee. Mr. Chen does not have any family relationships with any director or executive officer of the Company, and there are no transactions in which Mr. Chen has an interest requiring disclosure under Item 7.B of Form 20-F.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 8, 2025

CURRENC GROUP INC.

By:	/s/ Wan Lung Eng
Name:	Wan Lung Eng
Title:	Chief Financial Officer

3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2025

Commission File No. 001-41079

Currenc Group Inc.

(Translation of registrant’s name into English)

410 North Bridge Road,

Spaces City Hall,

Singapore

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

Appointment of Executive Director

Effective September 8, 2025, the Board of Directors (the “Board”) of Currenc Group Inc. (the “Company”) appointed Mr. Wan Lung Eng, the Company’s Chief Financial Officer, to serve as an executive director of the Company, effective immediately.

Mr. Eng, age 49, brings more than two decades of experience as a finance and accounting executive, investment banker and private equity professional. Prior to joining Currenc, Mr. Eng served as Chief Financial Officer of VitalCheck Wellness, Teclison and Spectral MD. Earlier in his career he held investment-banking and private-equity positions at RBC Capital Markets, Macquarie Group, Deutsche Bank Securities, Wachovia Securities (now Wells Fargo Securities) and CIAS International, a Temasek Holdings-owned private investment firm. Over the course of his career Mr. Eng has executed public and private financings and mergers and acquisitions transactions in the United States, Europe and Asia with an aggregate value in excess of US$50 billion. Mr. Eng holds an M.B.A. from Duke University’s Fuqua School of Business and a Bachelor of Accountancy from Nanyang Technological University.

In connection with his appointment to the Board, Mr. Eng will continue to receive compensation under the terms of his existing employment agreement with the Company dated April 10, 2025, and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2025.

There are no transactions in which Mr. Eng has an interest requiring disclosure under Item 7.B of Form 20-F and no family relationships between Mr. Eng and any director or executive officer of the Company.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 11, 2025

CURRENC GROUP INC.

By:	/s/ Wan Lung Eng
Name:	Wan Lung Eng
Title:	Chief Financial Officer

3

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of October 2025

Commission File No. 001-41079

Currenc Group Inc.

(Translation of registrant’s name into English)

410 North Bridge Road,

Spaces City Hall,

Singapore

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F

Form 20-F ☒ Form 40-F ☐

On October 8, 2025, Currenc Group Inc., an exempted company incorporated in the Cayman Islands (the “Company”), entered into a Securities Purchase Agreement (the “Agreement”) with New Margin Holding Limited (the “Investor”), pursuant to which the Company may issue, in up to four (4) closings, unsecured convertible promissory notes (the “Notes”) and ordinary share purchase warrants (the “Warrants”) for an aggregate purchase price of up to $30,000,000. The aggregate principal amount of the Notes issuable across all closings is up to $33,000,000. The Warrants have an exercise price of $1.85 per ordinary share of the Company (“Ordinary Shares”). The Investor will pay a single purchase price at each closing for the Notes and Warrants issued at such closing; the Warrants do not have a separate cash purchase price.

At the initial closing on October 8, 2025 (the “Initial Closing”), the Company issued to the Investor (a) a Note with a principal amount of $4,400,000, which amount equals 110% of the $4,000,000 funding due to the Company at the Initial Closing, and (b) a Warrant exercisable for a number of Ordinary Shares determined in accordance with the Agreement, which is equal to 50% of the applicable funding amount for such closing divided by 115% of the VWAP of the Ordinary Shares on the trading day immediately preceding the applicable closing date (the “Warrant Share Amount”). The Notes bear interest at a rate of 5% per annum, are convertible into Ordinary Shares at an initial conversion price of $1.85 per share (subject to adjustment) and are subject to a prepayment premium equal to 10% of the principal amount prepaid. The Warrant has an exercise price of $1.85 per share (subject to adjustment) becomes exercisable six (6) months after its issue date and remains outstanding for sixty (60) months from the commencement of the exercise period, subject to earlier termination or treatment upon certain fundamental transactions as set forth therein.

Subject to the satisfaction or waiver of applicable conditions set forth in the Agreement and the absence of an Event of Default (as defined in the Agreement), three additional closings are contemplated as follows:

●	Second Closing: for a purchase price of $6,000,000, to occur on a date designated by the Company no later than fifteen (15) days after the Initial Closing. The Note issued at the Second Closing will have a principal amount equal to 110% of the applicable funding amount for such closing, and the Warrant issued at the Second Closing will have a Warrant Share Amount determined as described above.
●	Third Closing: for a purchase price of $10,000,000, to occur on a date designated by the Company that is thirty (30) days after the date on which the initial resale registration statement filed pursuant to the Agreement covering the resale of the Ordinary Shares underlying the Notes and Warrants then outstanding is first declared effective by the U.S. Securities and Exchange Commission (the “SEC”). The Note issued at the Third Closing will have a principal amount equal to 110% of the applicable funding amount for such closing, and the Warrant issued at the Third Closing will have a Warrant Share Amount determined as described above.
●	Fourth Closing: for a purchase price of $10,000,000, to occur within five (5) business days after the Company’s market capitalization exceeds $275,000,000 for ten (10) consecutive trading days, on a date designated by the Company. The Note issued at the Fourth Closing will have a principal amount equal to 110% of the applicable funding amount for such closing, and the Warrant issued at the Fourth Closing will have a Warrant Share Amount determined as described above.

Promptly following each closing, and in any event within sixty (60) days after such closing date, the Company will prepare and file with the SEC a registration statement on Form F-3 (or, if the Company is not then eligible to use Form F-3, on Form F-1) or, if a registration statement is already effective, a prospectus supplement, in each case covering the resale by the Investor of the Ordinary Shares issuable upon conversion of the Notes and upon exercise of the Warrants issued at such closing, in accordance with the terms of the Agreement. The Company will use commercially reasonable efforts to cause any such registration statement to be declared effective, subject to customary deferrals, blackouts and suspensions as permitted by the Agreement.

The Agreement contains a beneficial ownership limitation that, subject to the Investor’s right to elect a higher cap upon sixty-one (61) days’ prior written notice, initially limits conversions of the Notes and exercises of the Warrants to the extent such conversion or exercise would result in the Investor and certain of its affiliates beneficially owning more than 4.99% of the Company’s then outstanding Ordinary Shares. The beneficial ownership limitation may be increased by the Investor to 9.99% effective on the 61st day after delivery of notice of such election, as provided in the Agreement and the instruments.

The Agreement includes customary representations, warranties and covenants of the Company and the Investor, conditions to each closing, and other customary provisions. The Notes provide the holder with certain rights upon a change of control of the Company, including the right to require the Company to prepay the outstanding principal amount plus a 10% premium, or, in lieu thereof, to elect to convert the Notes into Ordinary Shares immediately prior to the consummation of such transaction, in each case as described in the Notes. The Warrants include customary adjustment provisions and fundamental transaction provisions. The issuance of the Notes and Warrants is not registered under the Securities Act of 1933, as amended (the “Securities Act”), and is being made in reliance on exemptions from registration under Section 4(a)(2) of the Securities Act and/or Regulation D thereunder. The securities are “restricted securities” and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

The Company intends to use the net proceeds from the sale of the Notes and Warrants for general corporate purposes, which may include working capital and repayment of indebtedness.

Copies of the Agreement, the form of Note, the form of Warrant and the Press Release are filed as Exhibits 10.1, 10.2, 10.3 and 99.1, respectively, to this Report on Form 6-K and are incorporated by reference herein. The foregoing summaries of the Agreement, the Notes, the Warrants and the Press Release do not purport to be complete and are qualified in their entirety by reference to such exhibits.

This Report on Form 6-K is incorporated by reference into the registration statements on Form F-3 (File No. 333-290314) and on Form S-8 (File No. 333- 288771) of the Company, filed with the Commission, to be a part thereof from the date on which this report is submitted, to the extent not superseded by documents or reports subsequently filed or furnished.

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EXHIBIT INDEX

Exhibit No.
10.1	Securities Purchase Agreement dated October 8, 2025
10.2	Form of Note
10.3	Form of Warrant
99.1	Press Release of Currenc Group Inc., dated as of October 9, 2025

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Currenc Group Inc.

Date: October 14, 2025	By:	/s/ Wan Lung Eng
	Name:	Wan Lung Eng
	Title:	Chief Financial Officer

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Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (as amended, supplemented, restated and/or modified from time to time, this “Agreement”) is entered into as of October 8, 2025, by and between Currenc Group Inc., an exempted company organized under the laws of the Cayman Islands (the “Company”), and New Margin Holding Limited, a company incorporated under the laws of Hong Kong (the “Investor”).

BACKGROUND

A. The board of directors (the “Board of Directors”) of the Company has authorized the issuance to Investor of the Notes and the Warrants (each as defined below).

B The Investor desires to purchase the Notes and Warrants on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing recitals and the covenants and agreements set forth herein, and intending hereby to be legally bound, the Company and the Investor hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings specified or indicated below, and such meanings shall be equally applicable to the singular and plural forms of such defined terms:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

“Agreement” has the meaning set forth in the preamble.

“Board of Directors” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted or required to be closed in New York City.

“Capital Stock” means the Ordinary Shares and any other classes of capital stock of the Company.

“Change of Control” means, with respect to the Company, on or after the date of this Agreement:

(a)	the consummation of a merger, consolidation, or similar transaction resulting in the holders of fifty percent (50%) of the voting rights attached to any class of voting securities of the Company immediately prior to such merger, consolidation, or similar transaction ceasing to hold fifty percent (50%) of the voting rights attached to any class of voting securities; or

(b)	the sale or other disposition by the Company or any of its Subsidiaries in a single transaction, or in a series of transactions, of all or substantially all of their respective assets.

“Closing” means each of the Initial Closing, the Second Closing, the Third Closing and the Fourth Closing.

“Closing Date” has the meaning set forth in Section 2.2.

“Company” has the meaning set forth in the preamble.

“Conversion Shares” means the Ordinary Shares issuable upon the full or any partial conversion of the Note.

“Effectiveness Period” means, for any Registration Statement required hereunder, the period from the date it is first declared effective by the SEC until the earliest of: (i) the sale of all covered Investor Shares thereunder; (ii) the date all such Investor Shares may be sold by the Investor without restriction under Rule 144 (including without regard to volume, manner-of-sale and current public information requirements), as evidenced by a written opinion of counsel reasonably acceptable to the Company; or (iii) the date that is twelve (12) months after initial effectiveness; provided that the Effectiveness Period shall be tolled during any good-faith suspension, blackout or SEC review, government shutdown or similar impairment, and the Company shall have no obligation to maintain effectiveness during any period of ineligibility to use the applicable form or when doing so would reasonably be expected to require disclosure of material non-public information or have a material adverse effect. For the avoidance of doubt, no liquidated damages, penalties or per-diem amounts shall accrue in respect of any suspension, deferral or lapse permitted hereunder.

“Equity Interests” means and includes capital stock, membership interests and other similar equity securities, and shall also include warrants or options to purchase capital stock, membership interests or other equity interests.

“Event” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts.

“Event of Default” has the meaning set forth in Section 7.1.

“Funding Amount” means an amount equal to up to Thirty Million Dollars and Zero/100 United States Dollars ($30,000,000.00).

“GAAP” means United States generally accepted accounting principles.

“Investor” has the meaning set forth in the preamble.

“Investor Shares” means the Conversion Shares, the Warrant Shares and any other shares issued or issuable to the Investor pursuant to this Agreement, any Note or any Warrant.

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“Law” means any law, rule, regulation, order, judgment or decree, including, without limitation, any federal and state securities Laws.

“Legend Removal Date” shall have the meaning set forth in Section 5.1(c).

“Market Capitalization” means, for any Trading Day, the product of (x) the number of issued and outstanding Ordinary Shares as publicly reported by the Company as of close of trading on such day and (y) the closing sale price (or, if unavailable, the VWAP) of the Ordinary Shares on the principal Trading Market for such day, as reported by Bloomberg (or another nationally recognized source reasonably selected by the Company). A certificate of an authorized officer of the Company setting forth such calculation shall be conclusive absent manifest error.

“Market Capitalization Threshold” means a Market Capitalization in excess of $275,000,000.

“Material Adverse Effect” means any material adverse effect on (i) the businesses, properties, assets, operations, results of operations or financial condition of the Company, or the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder or under the Note; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or would be, a Material Adverse Effect: (a) any adverse effect resulting from or arising out of general economic conditions; (b) any adverse effect resulting from or arising out of general conditions in the industries in which the Company and the Subsidiaries operate; (c) any adverse effect resulting from any changes to applicable Law; (d) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; (e) any adverse effect resulting from changes in Law or changes to applicable accounting principles; (f) any adverse effect taken at the written request of the Investor; or (g) any adverse effect resulting from the announcement, pendency or consummation of the transactions contemplated by this Agreement, the Notes or any other Transaction Documents; provided, further, that any event, occurrence, fact, condition or change referred to in clauses (a) through (g) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur solely to the extent that such event, occurrence, fact, condition or change has a disproportionate and material adverse effect on the Company and/or the Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and the Subsidiaries operate.

“Money Laundering Laws” has the meaning set forth in Section 3.18.

“Note” has the meaning set forth in Section 2.1.

“Notice Termination Time” has the meaning set forth in Section 10.2.

“OFAC” has the meaning set forth in Section 3.15.

“Ordinary Shares” means the ordinary shares of the Company, having a par value per share of $0.0001.

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“Outstanding Principal Amount” shall have the meaning set forth in the Notes.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Prepayment Amount” means an amount in cash owing to the Investor equal to the Outstanding Principal Amount together with any other amounts owing under the Notes then outstanding as of the applicable date of prepayment.

“Prepayment Notice” has the meaning set forth in Section 1.4 of the Note.

“Principal Amount” has the meaning set forth in Section 2.1.

“Proceedings” has the meaning set forth in Section 3.6.

“Prospectus” means the prospectus included in any Registration Statement, as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Investor Shares covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus, and any “free writing prospectus” as defined in Rule 405 under the 1933 Act.

“register,” “registered” and “registration” refer to a registration made by preparing and filing a Registration Statement or similar document in compliance with the 1933 Act (as defined below), and the declaration or ordering of effectiveness of such Registration Statement or document.

“Registration Statement” means any registration statement of the Company filed under the 1933 Act that covers the resale of any of the Investor Shares pursuant to the provisions of this Agreement, including the Prospectus and amendments and supplements to such Registration Statement, and including post-effective amendments, all exhibits and all material incorporated by reference in such Registration Statement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.5(a).

“Securities” means the Notes, the Warrants, and the Investor Shares.

“Shareholder Approval” shall mean the approval of the holders of a majority of the Company’s outstanding voting Ordinary Shares: (a) to ratify and approve all of the transactions contemplated by the Transaction Documents, including the issuance of all of the Investor Shares (as such term is defined in each of such documents) issued and potentially issuable to the Investor thereunder, all as may be required by the applicable rules and regulations of the Trading Market (or any successor entity) and if required under the Transaction Documents or (b) otherwise legally required, to amend the Company’s Memorandum of Association to increase the number of authorized Ordinary Shares by at least the number of shares equal to the number of Ordinary Shares issuable under the Transaction Documents.

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“Subsidiaries” and “Subsidiary” have the meaning set forth in Section 3.4(b).

“Trading Day” means a day on which the Ordinary Shares are traded on a Trading Market.

“Trading Market” means whichever of the New York Stock Exchange, NYSE American, or the Nasdaq Stock Market (including the Nasdaq Capital Market), on which the Ordinary Shares are listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Notes and any other documents or agreements executed or delivered in connection with the transactions contemplated hereunder.

“Transfer Agent” shall mean Continental Stock Transfer & Trust Company, having its address at New York, New York 10004.

“VWAP” means, as of any date, the arithmetic average of the amounts determined pursuant to clauses (a) through (d) below for each of the five (5) consecutive Trading Days ending on (and including) such date (or, if such date is not a Trading Day, ending on the most recent Trading Day immediately prior to such date): (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of one Ordinary Share trading in the ordinary course of business for such Trading Day on such Trading Market as reported by Bloomberg Financial L.P.; (b) if the Ordinary Shares are not then listed on a Trading Market and if the Ordinary Shares are traded in the over-the-counter market, as reported by the OTCQX or OTCQB Markets, the volume weighted average price of one Ordinary Share for such Trading Day on the OTCQX or OTCQB Markets, as reported by Bloomberg Financial L.P.; (c) if the Ordinary Shares are not then listed or quoted on a Trading Market or on the OTCQX or OTCQB Markets and if prices for the Ordinary Shares are then reported in the “Pink Sheets” published by the OTC Markets Group (or a similar organization or agency succeeding to its functions of reporting prices), the bid price of one Ordinary Share so reported for such Trading Day, as reported by Bloomberg Financial L.P.; or (d) in all other cases, the fair market value of one Ordinary Share as of such Trading Day as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company.

“Warrants” has the meaning set forth in Section 2.1.

“Warrant Share Amount” means in respect of any Warrant issued in a Closing the initial amount of Ordinary Shares into which such Warrant may be exercised and which shall be equal to the applicable Funding Amount for such Closing multiplied by fifty percent (50%) and divided by 115% of the VWAP of the Ordinary Shares on the Trading Day immediately preceding the applicable Closing Date.

“Warrant Shares” means the Ordinary Shares issuable upon exercise of the Warrants.

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2. PURCHASE AND SALE OF THE INVESTOR SHARES

2.1 Purchase and Sale of the Notes and the Warrants. Subject to the terms and conditions set forth herein at the applicable closing (the date each Closing is consummated being a “Closing Date”) as more particularly set forth in Section 2.2, the Company may issue and sell to the Investor, and the Investor may purchase from the Company, for an amount not to exceed the aggregate Funding Amount (a) unsecured convertible promissory notes, in the form attached hereto as Exhibit A (each, a “Note”), in an aggregate principal amount not to exceed Thirty-Three Million and 00/100 United States Dollars ($33,000,000.00) (the “Principal Amount”), and (b) ordinary share purchase warrants, in the form attached hereto as Exhibit B (each, a “Warrant”), registered in the name of the Investor, pursuant to which the Investor shall have the right to acquire Ordinary Shares in accordance with the terms thereof in the applicable Warrant Share Amount.

2.2 Closings. Subject to satisfaction or waiver of the conditions set forth in Section 6:

(a) The initial closing of (i) Notes in a principal amount equal to one hundred ten percent (110%) of the Funding Amount for such Closing and (ii) Warrants in the applicable Warrant Share Amount, for a purchase price of $4,000,000 (the “Initial Closing”), shall occur remotely concurrently with the execution and delivery of this Agreement (the date the Initial Closing occurs, the “Initial Closing Date”), or at such other time as the Company and the Investor may agree in writing.

(b) Providing no Event of Default is then continuing, the second closing of (i) Notes in a principal amount equal to one hundred ten percent (110%) of the Funding Amount for such Closing and (ii) Warrants in the applicable Warrant Share Amount, for a purchase price of $6,000,000 (the “Second Closing”), shall occur remotely on a date designated by the Company no later than fifteen (15) days after the Initial Closing Date (or, if such date is not a Business Day, the next Business Day). For the avoidance of doubt, the Second Closing shall not be conditioned on the filing or effectiveness of any Registration Statement or the receipt of Shareholder Approval.

(c) Providing no Event of Default is then continuing, the third closing of (i) Notes in a principal amount equal to one hundred ten percent (110%) of the Funding Amount for such Closing and (ii) Warrants in the applicable Warrant Share Amount, for a purchase price of $10,000,000 (the “Third Closing”), shall occur remotely on a date designated by the Company that is thirty (30) days after the date on which the initial Registration Statement filed pursuant to Section 9 covering the resale of the Conversion Shares and the Warrant Shares is first declared effective by the SEC.

(d) Providing no Event of Default is then continuing, the fourth closing of (i) Notes in a principal amount equal to one hundred ten percent (110%) of the Funding Amount for such Closing and (ii) Warrants in the applicable Warrant Share Amount, for a purchase price of $10,000,000 (the “Fourth Closing”), shall occur remotely on a date designated by the Company within five (5) Business Days after the Company’s market capitalization exceeds $275,000,000 for ten (10) consecutive Trading Days.

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(e) At each Closing, against delivery of the applicable Note and Warrant, the Investor shall deliver the applicable purchase price by wire transfer of immediately available funds to the account designated by the Company.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Investor as of the Closing Date the following representations and warranties are true and correct:

3.1 Organization and Qualification. The Company is a corporation duly organized and validly existing in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing (if a good standing concept exists in such jurisdiction) in every jurisdiction in which the ownership of its property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

3.2 Authorization; Enforcement; Compliance with Other Instruments. The Company has the requisite corporate power and authority to execute the Transaction Documents, to issue and sell the Notes, the Warrants and the Investor Shares issuable pursuant thereto, and to perform its obligations under the Transaction Documents, including issuing the Investor Shares on the terms set forth in this Agreement. The execution and delivery of the Transaction Documents by the Company and the issuance and sale of the Securities pursuant hereto, including without limitation the reservation of the Conversion Shares, and the Warrant Shares for future issuance, have been duly and validly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, its shareholders or any other Person in connection therewith. The Transaction Documents have been duly and validly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

3.3 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Notes, the Warrants and of the Investor Shares issuable in respect thereof will not (a) conflict with or result in a violation of the Company’s Fifth Amended and Restated Memorandum and Articles of Association (“Memorandum of Association”), (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any right of termination, amendment, acceleration or cancellation of, any material agreement to which the Company or any of the Subsidiaries is a party, or (c) subject to the making of the filings referred to in Section 5, violate in any material respect any Law or any rule or regulation of the Trading Market applicable to the Company or any of the Subsidiaries or by which any of their properties or assets are bound or affected. Assuming the accuracy of the Investor’s representations in Section 4 and subject to the making of the filings referred to in Section 5, (i) no approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party (including the Trading Market) in connection with the issuance of the Notes, the Warrants, or the Investor Shares or the other transactions contemplated by this Agreement (including the issuance of the Conversion Shares upon conversion of the Notes and the Warrant Shares upon exercise of the Warrants) and (ii) the issuance of the Notes, the Warrants, the issuance of the Conversion Shares upon the conversion of a Note and the issuance of the Warrants Shares upon exercise of a Warrant will be exempt from the registration and qualification requirements under the 1933 Act and all applicable state securities Laws.

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3.4 Capitalization and Subsidiaries.

(a) The authorized Capital Stock of the Company consists of 550,000,000 Ordinary Shares. As of the close of business on March 31, 2025, 46,527,999 Ordinary Shares were issued and outstanding. Since March 31, 2025, and through the date of this Agreement, the Company has issued 29,658,786 additional Ordinary Shares. As of March 31, 2025, (i) no Ordinary Shares were issuable upon exercise of options granted under the Currenc Group Inc. Employee Stock Purchase Plan, of which no shares were exercisable as of March 31, 2025, and 4,636,091 additional shares are reserved for future issuance thereunder, (ii) and 17,943,842 Ordinary Shares are reserved for issuance upon exercise of outstanding warrants with exercise price of $11.50 per share. The Company has duly reserved up to 25,945,946 Ordinary Shares for issuance upon conversion of the Notes and exercise of the Warrants. The Conversion Shares and Warrant Shares, when issued upon conversion of the Notes or exercise of the Warrants, in accordance with their respective terms, will be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof. No shares of the Company’s Capital Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. The Company’s Memorandum of Association on file on the SEC’s EDGAR website are true and correct copies of the Company’s Memorandum of Association as in effect as of the Closing Date. The Company is not in violation of any provision of its Memorandum of Association.

(b) The SEC Documents (as defined below) correctly list each material direct and indirect subsidiary of the Company (each, a “Subsidiary” and collectively, the “Subsidiaries”). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each material Subsidiary except as otherwise noted in the SEC Documents. Except as set forth in the SEC Documents, no material Subsidiary has any outstanding stock options, warrants or other instruments pursuant to which such Subsidiary may at any time or under any circumstances be obligated to issue any shares of its capital stock or other Equity Interests. Each material Subsidiary is duly organized and validly existing in good standing under the laws of its jurisdiction of formation (if a good standing concept exists in such jurisdiction) and has all requisite power and authority to own its properties and to carry on its business as now being conducted, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

(c) The issuance and sale of any of the Securities will not obligate the Company to issue Ordinary Shares or other securities, or to satisfy any related contractual obligations, to any other Person and will not result in the adjustment of the exercise, conversion, exchange, or reset price of any outstanding securities.

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3.5 SEC Documents; Financial Statements.

(a) As of the Closing Date, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act for the two years preceding the Closing Date (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed prior to the Closing Date and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with GAAP (or, if applicable and allowed under applicable law, IFRS), and audited by a firm registered with the Public Company Accounting Oversight Board, consistently applied, during the periods involved (except as may be otherwise indicated in such financial statements or the notes thereto, or, in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company as of the dates thereof and the consolidated results of its operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) The Company and each of the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (or, if applicable and allowed under applicable law, IFRS) and to maintain asset accountability, (iii) reasonable controls to safeguard assets are in place and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.6 Litigation and Regulatory Proceedings. Except as disclosed in the SEC Documents, there are no material actions, causes of action, suits, claims, proceedings, inquiries or investigations (collectively, “Proceedings”) before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of Company or any of its material Subsidiaries, threatened against or affecting the Company or any of the Subsidiaries, the Ordinary Shares or any other class of issued and outstanding shares of the Company’s Capital Stock, or any of the Company’s or the Subsidiaries’ officers or directors in their capacities as such and, to the knowledge of the executive officers of the Company, there is no reason to believe that there is any basis for any such Proceeding.

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3.7 Compliance with Law. The Company and each of the Subsidiaries have conducted and are conducting their respective businesses in compliance in all material respects with all applicable Laws and are in compliance in all material respects with the rules and regulations of the Trading Market, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. The Company is not aware of any facts which would have the effect of delisting the Ordinary Shares from the Trading Market, nor has the Company received any notification that the Trading Market is currently contemplating terminating such listing.

3.8 Title to Assets. Except as would not have a Material Adverse Effect, the Company and each material Subsidiary have good and marketable title to all personal property owned by them which is material to the Company’s business as presently conducted, in each case free and clear of all liens, encumbrances and defects. Except as would not have a Material Adverse Effect, any real property and facilities held under lease by the Company or any Subsidiary are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and the Subsidiaries.

3.9 Regulatory Permits. The Company and each material Subsidiary has in full force and effect all certificates, approvals, authorizations and permits from all regulatory authorities and agencies necessary to own, lease or operate their respective properties and assets and conduct their respective businesses, and neither the Company nor any Subsidiary has received any notice of Proceedings relating to the revocation or modification of any such certificate, approval, authorization or permit, except for such certificates, approvals, authorizations or permits with respect to which the failure to hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.10 No Materially Adverse Contracts, Etc. Neither the Company nor any of the Subsidiaries is (a) subject to any charter, corporate or other legal restriction, or any judgment, decree or order which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect or (b) a party to any contract or agreement which in the judgment of the Company’s management has or would have a Material Adverse Effect.

3.11 Taxes. The Company and each material Subsidiary each has made or filed, or caused to be made or filed, all material United States federal and other material tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges that are material in amount, required to be paid by it, regardless of whether such amounts are shown or determined to be due on such returns, reports and declarations, except those being contested in good faith by appropriate proceedings and for which it has set aside on its books provision reasonably adequate for the payment of all such taxes for periods subsequent to the periods to which such returns, reports or declarations apply. To the Company’s knowledge, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

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3.12 Certain Transactions. Other than as disclosed in the SEC Documents, there are no contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer or employee thereof on the other hand, that would be required to be disclosed pursuant to Item 7.B of Form 20-F promulgated by the SEC.

3.13 No General Solicitation. Neither the Company, nor any of its Affiliates, nor, to the Company’s knowledge, any person acting on its behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Notes, the Warrants or the Investor Shares pursuant to this Agreement.

3.14 Brokers’, Finders’ or Other Advisory Fees or Commissions. Except as previously disclosed by the Company, no brokers, finders or other similar advisory fees or commissions will be payable by the Company or any Subsidiary or by any of their respective agents with respect to the issuance of the Notes or any of the other transactions contemplated by this Agreement.

3.15 OFAC. None of the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company and/or any Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”); and the Company will not directly or indirectly use any proceeds received from the Investor, or lend, contribute or otherwise make available such proceeds to its Subsidiaries or to any affiliated entity, joint venture partner or other person or entity, to finance any investments in, or make any payments to, any country or person currently subject to any of the sanctions of the United States administered by OFAC.

3.16 No Foreign Corrupt Practices. None of the Company or any of the Subsidiaries has, directly or indirectly: (a) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental authority of any jurisdiction except as otherwise permitted under applicable Law; or (b) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the Foreign Corrupt Practices Act or the rules and regulations promulgated thereunder or under any other legislation of any relevant jurisdiction covering a similar subject matter applicable to the Company or its Subsidiaries and their respective operations and the Company has instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance with such legislation.

3.17 Anti-Money Laundering. The operations of each of the Company and the Subsidiaries are and have been conducted at all times in compliance with all applicable anti-money laundering laws, regulations, rules and guidelines in its jurisdiction of incorporation and in each other jurisdiction in which such entity, as the case may be, conducts business (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental authority involving the Company or its Subsidiaries with respect to any of the Money Laundering Laws is, to the knowledge of the Company, pending, threatened or contemplated.

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3.18 Disclosure. The Company confirms that neither it, nor to its knowledge, any other Person acting on its behalf has provided the Investor or its agents or counsel with any information that the Company believes constitutes material, non-public information. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, the Company makes no other representations or warranties to the Investor.

4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR. The Investor represents and warrants to the Company as follows:

4.1 Organization and Qualification. The Investor is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

4.2 Authorization; Enforcement; Compliance with Other Instruments. The Investor has the requisite power and authority to enter into this Agreement, to purchase the Notes, the Warrants and the Investor Shares and to perform its obligations under the Transaction Documents. The execution and delivery of the Transaction Documents to which it is a party have been duly and validly authorized by the Investor’s governing body and no further consent or authorization is required. The Transaction Documents to which it is a party have been duly and validly executed and delivered by the Investor and constitute valid and binding obligations of the Investor, enforceable against the Investor in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

4.3 No Conflicts. The execution, delivery and performance of the Transaction Documents to which it is a party by the Investor and the purchase of the Notes, the Warrants, and the Investor Shares by the Investor will not (a) conflict with or result in a violation of the Investor’s organizational documents, (b) conflict with, or constitute a material default (or an event which, with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Investor is a party, or (c) violate in any material respect any Law applicable to the Investor or by which any of the Investor’s properties or assets are bound or affected. No approval or authorization will be required from any governmental authority or agency, regulatory or self-regulatory agency or other third party in connection with the purchase of the Notes, the Warrants and the Investor Shares and the other transactions contemplated by this Agreement.

4.4 Investment Intent; Accredited Investor. The Investor is purchasing the Notes, the Warrants and the Investor Shares for its own account, for investment purposes, and not with a view towards distribution. The Investor is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the 1933 Act. The Investor has, by reason of its business and financial experience, such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of (a) evaluating the merits and risks of an investment in the Notes, the Warrants and the Investor Shares and making an informed investment decision, (b) protecting its own interests and (c) bearing the economic risk of such investment for an indefinite period of time.

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4.5 No Brokers or Finders. The Investor has not engaged any broker, finder or financial intermediary in connection with the transactions contemplated by the Transaction Documents whose fees or commissions would be payable by the Company.

4.6 Access to Information; Independent Decision. The Investor and its advisors have been given a reasonable opportunity to ask questions of, and receive answers from, the Company regarding the terms and conditions of the Offering and the business, properties, prospects and financial condition of the Company, and to obtain such additional information as the Investor has reasonably requested to the extent the Company possesses such information or can acquire it without unreasonable effort or expense. The Investor has made its own investment decision based on the information made available and on advice of, or consultation with, such advisors as it has deemed necessary, and is not relying on any representation or warranty of the Company or any other Person except as expressly set forth in the Transaction Documents.

4.7 No General Solicitation. The Investor did not learn of the Offering by means of any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act).

4.8 Restricted Securities; No Registration. The Investor understands that the Securities have not been registered under the 1933 Act or any state securities laws, are “restricted securities” under the Securities Act, and may not be offered, sold, pledged or otherwise transferred except pursuant to an effective registration statement or an available exemption from registration and in compliance with applicable state securities laws. The Investor acknowledges that the Company has agreed to register the resale of the Investor Shares pursuant to the terms and subject to the conditions contained in this Agreement, but until such time as the registration statement is declared effective, the Investor Shares will remain restricted securities.

4.9 Source of Funds; Anti-Money Laundering; OFAC. The funds to be used by the Investor to acquire the Securities are not, to the Investor’s knowledge, derived from any unlawful activity. The Investor is not, and to the Investor’s knowledge is not owned or controlled by, and is not acting on behalf of, any Person that is the subject of sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”), and the Investor is not located, organized or resident in a country or territory that is the subject of comprehensive Sanctions. The Investor is in compliance in all material respects with applicable anti-money laundering and anti-terrorism financing laws and regulations, including the USA PATRIOT Act and the Bank Secrecy Act.

4.10 Rule 506(d) Bad Actor. To the Investor’s knowledge, neither the Investor nor any of its directors, executive officers, managing members or general partners (or persons serving in similar capacities), or any beneficial owner of 20% or more of the Investor’s voting equity securities, is subject to a “disqualifying event” described in Rule 506(d)(1) of Regulation D that would have the effect of disqualifying the Company from relying on the exemption provided by Rule 506 of Regulation D in connection with the Offering; provided that the Investor makes no representation with respect to any placement agent or any other Person other than those specifically identified above.

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4.11 U.S. Person Status. The Investor is a “U.S. person” (as defined in Regulation S under the Securities Act) and is acquiring the Securities in a transaction not involving any public offering outside the United States.

4.12 Reliance on Own Advisors; Tax Matters. The Investor has consulted with, or had the opportunity to consult with, its own legal, tax and financial advisors regarding the investment, and is not relying on the Company or its representatives for legal, tax or accounting advice.

4.13 No Other Representations. Except for the representations and warranties set forth in this Agreement and in other Transaction Documents, the Investor makes no other representations or warranties to the Company.

5. OTHER AGREEMENTS OF THE PARTIES.

5.1 Legends, etc.

(a) The Securities may be offered, sold, assigned, transferred or otherwise disposed of (each, a “Transfer”) only (i) pursuant to an effective registration statement under the 1933 Act, (ii) to the Company, or (iii) pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act and in compliance with applicable state securities laws. In connection with any Transfer pursuant to clause (iii), the Company may require the transferring holder to deliver to the Company and the Transfer Agent such customary certificates, representations and/or legal opinions of counsel reasonably satisfactory in form and substance to the Company as the Company or the Transfer Agent may reasonably request to confirm compliance with the foregoing; provided that no legal opinion shall be required for Transfers (A) made pursuant to an effective Registration Statement, (B) to the Company, (C) made in compliance with Rule 144 under the 1933 Act, if and to the extent the Company receives customary broker and seller representation letters reasonably satisfactory to the Company evidencing such compliance, or (D) to an Affiliate of the Investor that agrees in writing to be bound by the applicable provisions of the Transaction Documents, in each case subject to the Company’s and the Transfer Agent’s receipt of such documentation as they may reasonably request to evidence the availability of the foregoing.

(b) Certificates evidencing the Securities will contain the following legend, so long as is required by this Section 5.1(b) or Section 5.1(c):

NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES AND THE SECURITIES ISSUABLE UPON CONVERSION OF THESE SECURITIES MAY NOT BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

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The Securities may be pledged in connection with a bona fide margin loan or other bona fide financing transaction (a “Pledge”) in compliance with applicable securities laws. Any pledgee shall be an institutional lender or other bona fide financing source and shall not be a Sanctioned Person. The Investor shall provide the Company with prompt written notice of any Pledge, including the identity and contact information of the pledgee, solely for administrative and transfer agent purposes. No consent of the Company shall be required for a Pledge; provided that (A) no legal opinion shall be required solely to effect a Pledge, but customary legal opinions, certificates, and/or other documentation reasonably satisfactory to the Company may be required in connection with any foreclosure or disposition following a default; (B) any Transfer upon or following foreclosure shall comply with Section 5.1(a); and (C) the Company shall not be obligated to prepare, file or maintain any registration statement or prospectus supplement naming any pledgee or transferee as a selling shareholder unless the Company elects to do so in its sole discretion. The Company will reasonably cooperate with administrative matters customarily required by pledgees in connection with a Pledge (including reasonable transfer agent instructions), in each case at the Investor’s or pledgee’s expense.

(c) Certificates or book-entry positions evidencing Investor Shares shall not contain any restrictive legend: (i) while a Registration Statement covering the resale of such Investor Shares is then effective and available; (ii) following any sale of such Investor Shares pursuant to Rule 144; (iii) at such time as such Investor Shares are eligible for resale without restriction under Rule 144 (including, if applicable, Rule 144(b)(1)); or (iv) if the legend is otherwise not required by the 1933 Act or applicable state securities laws. The Company shall cause its counsel to issue any legal opinion or instruction reasonably required by the Transfer Agent solely to the extent necessary to effect the removal of such legend in accordance with this Section 5.1(c). Upon the later of (x) the Company’s or the Transfer Agent’s receipt of physical certificates (if any) representing the relevant Investor Shares or appropriate transfer instructions for book-entry positions and (y) the Company’s or the Transfer Agent’s receipt of all documentation reasonably requested pursuant to this Section 5.1 to establish the availability of legend removal (such later date, the Documentation Completion Date), the Company shall, no later than three (3) Business Days following the Documentation Completion Date (the Legend Removal Date), deliver or cause to be delivered to the Investor certificates or book-entry positions for such Investor Shares that are free of any restrictive legend. If the Company fails to deliver unlegended Investor Shares by the third (3rd) Business Day after the Legend Removal Date, the Investor’s remedies shall be limited to specific performance or other equitable relief. For the avoidance of doubt, no liquidated damages, per diem amounts, penalties, or other monetary remedies shall apply in respect of any delay in delivering unlegended Investor Shares.

(d) The Company shall not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on Transfer set forth in this Section 5.1 except as the Company reasonably determines are necessary or appropriate to comply with applicable law, rule or regulation (including any changes thereto after the date hereof).

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5.2 Furnishing of Information. As long as the Investor owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act; provided, however, that failure to timely file a Current Report on Form 6-K shall not be a violation of this provision unless such violation results in the Company not being eligible to register shares on a Registration Statement on Form F-3 and such Current Report on Form 6-K is filed in any case within three (3) Trading Days of when it was required to be filed.

5.3 1934 Act. As long as the Investor owns the Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Investor and make publicly available in accordance with Rule 144(c) such information as is required for the Investor to sell the Investor Shares under Rule 144. The Company further covenants that it will take such further action as any holder of the Securities may reasonably request, all to the extent required from time to time to enable such Person to sell such Investor Shares without registration under the 1933 Act within the limitation of the exemptions provided by Rule 144 or other applicable exemptions.

5.4 Notification of Certain Events. The Company shall give prompt written notice to the Investor of (a) the occurrence or non-occurrence of any Event, the occurrence or non-occurrence of which would render any representation or warranty of the Company contained in this Agreement or any other Transaction Documents, if made on or immediately following the date of such Event, untrue or inaccurate in any material respect, (b) the occurrence of any Event that, individually or in combination with any other Events, has had or could reasonably be expected to have a Material Adverse Effect, (c) any failure of the Company to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any Event that would otherwise result in the nonfulfillment of any of the conditions to the Investor’s obligations hereunder, (d) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Documents, or (e) any Proceeding pending or, to the Company’s knowledge, threatened against a party relating to the transactions contemplated by this Agreement or any other Transaction Documents.

5.5 Available Stock. Subject to applicable Law and the rules and regulations of the Trading Market, the Company shall use commercially reasonable efforts to reserve out of its authorized but unissued Ordinary Shares such number of Ordinary Shares as are, from time to time, reasonably anticipated to be required for issuance upon conversion of the Notes and exercise of the Warrants then outstanding, calculated by reference to the then-applicable conversion and exercise prices; provided that the Company shall not be required to (i) reserve in excess of its authorized but unissued share capital after giving effect to reservations required for employee or director equity plans, existing commitments or other contractual obligations outstanding at the applicable time, (ii) maintain any fixed cushion or percentage of additional reserved shares, or (iii) take any action that would breach applicable Law, fiduciary duties or Trading Market requirements. If at any time the Company determines that it does not have a sufficient number of authorized but unissued Ordinary Shares to comply with the foregoing, the Company shall include on the agenda for its next annual general meeting (or, at its election, a special meeting convened in the ordinary course) a proposal to increase the number of authorized Ordinary Shares to a level the Board of Directors reasonably determines advisable and shall use commercially reasonable efforts, without incurring undue burden, material adverse effect or extraordinary expense, to obtain shareholder approval; it being understood that the Company shall not be obligated to solicit proxies beyond customary practices for proposals of this type, pay any consent fees or similar consideration, or hold more than one meeting in any twelve (12) month period unless required by applicable Law or the Trading Market. The Company’s exclusive obligations and the Investor’s exclusive remedies with respect to any shortfall in reserved shares shall be limited to the Company’s reasonable efforts to seek such approval and/or, at the Company’s option and subject to the terms of the Notes and the Warrants, cash settlement to the extent shares are not then available, and no failure or delay in reserving shares shall, by itself, constitute an Event of Default while the Company is using reasonable efforts consistent with this Section 5.5.

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5.6 Use of Proceeds. The Company may use the proceeds from the sale of the Notes and Warrants, in its sole discretion, (a) to repay in full or in part any existing Indebtedness and/or (b) for general corporate purposes, including working capital and growth initiatives.

5.7 Publicity; No Public Announcements. The Investor shall not, and shall cause its Affiliates and representatives not to, issue any press release or otherwise make any public statement, disclosure, or announcement (including via social media) regarding the Company, this Agreement, the transactions contemplated hereby, or the parties’ relationship, without the Company’s prior written consent; provided that the foregoing shall not restrict disclosures (i) required by Law or the rules of any governmental authority or self-regulatory organization having jurisdiction over the Investor, so long as the Investor, to the extent legally permissible, provides the Company with reasonable prior notice and cooperates in good faith regarding the timing and content of any such disclosure, or (ii) made to the Investor’s attorneys, accountants, financing sources or other professional advisors or its direct and indirect investors who are subject to customary confidentiality obligations. The Investor shall not use the Company’s name, logo or trademarks in any marketing materials or publicity without the Company’s prior written consent.

6. CLOSING CONDITIONS

6.1 Conditions Precedent to the Obligations of the Investor. The obligations of the Investor to fund the Notes and Warrants at each Closing are subject to the satisfaction or waiver by the Investor, at or before the Closing of each of the following conditions:

(a) Required Documentation. The Company must have delivered to the Investor copies of each Transaction Documents, duly executed by the Company and any other party thereto that is not the Investor, as applicable;

(b) Consents and Permits. The Company must have obtained and delivered to the Investor copies of all necessary permits, approvals, and registrations necessary to effect this Agreement, the Transaction Documents and any of the transactions contemplated hereby or thereby;

(c) Trading Market Approval. If and to the extent required by the rules and regulations of the Trading Market, the Company shall have either (i) submitted a listing of additional shares notice to the Trading Market covering the issuance of the Notes, the Warrants, the Conversion Shares issuable upon conversion of the Notes, and the Warrant Shares issuable upon exercise of the Warrants, or (ii) obtained all approvals of the Trading Market necessary for the issuance of the Notes, the Warrants, the Conversion Shares, and the Warrant Shares, and delivered copies thereof to the Investor;

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(d) No Event(s) of Default. There shall not have occurred an Event of Default and no Event of Default would result from the consummation of the initial Closing as contemplated by this Agreement or the transactions contemplated hereby or by any of the Transaction Documents;

(e) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

(f) Performance. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;

(g) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(h) No Suspensions of Trading in Ordinary Shares; Listing. As of the applicable Closing Date, the Ordinary Shares shall be listed and eligible for trading on a Trading Market, and trading in the Ordinary Shares shall not then be subject to any continuing suspension or halt by the SEC or such Trading Market; provided, that temporary suspensions, halts or interruptions of limited duration, including market-wide or industry-wide halts, volatility or circuit-breaker halts, or brief pauses to permit dissemination of material information, shall be disregarded for purposes of this condition so long as trading resumes in the ordinary course prior to the applicable Closing Date and any such suspension or halt did not arise from the Company’s willful misconduct or an uncured material breach of this Agreement; and

6.2 Conditions Precedent to the Obligations of the Company. The obligations of the Company to issue the Notes and the Warrants are subject to the satisfaction or waiver by the Company, at or before the applicable Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Investor contained herein shall be true and correct in all material respects as of the date when made and as of the applicable Closing Date as though made on and as of such date;

(b) Performance. The Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by the Investor at or prior to the applicable Closing; and

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

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7. EVENTS OF DEFAULT

7.1 Events of Default. The occurrence of any of the following events shall be an “Event of Default” under this Agreement:

(a) an Event of Default (as defined in the Notes);

(b) any of the representations or warranties made by the Company in this Agreement or any other Transaction Document was, as of the date made or, solely to the extent expressly “brought down” as of the applicable Closing Date, untrue in any material respect when made and, if curable, remains unremedied after the earlier of (i) fifteen (15) Business Days following written notice from the Investor specifying in reasonable detail the basis for such breach, and (ii) the date on which the Company effects corrective disclosure in a publicly filed report with the SEC; provided, that (x) with respect to any SEC Documents filed after the date hereof, no Event of Default shall arise under this Section 7.1(b) unless the relevant untrue statement of a material fact or omission would reasonably be expected to have a Material Adverse Effect on the Company or the resale of the Investor Shares and the Company fails to cure such matter by corrective disclosure within a reasonable period (not to exceed twenty (20) Business Days) after written notice from the Investor, and (y) for the avoidance of doubt, ordinary-course post-signing disclosures in SEC filings shall not give rise to a breach of any representation or warranty made solely as of an earlier date except to the extent expressly “brought down” at a Closing;

(c) a failure by the Company to comply in all material respects with any of its covenants or agreements set forth in this Agreement, including those set forth in Section 9, which failure, if curable, remains unremedied for fifteen (15) Business Days after the Company’s receipt of written notice from the Investor describing such failure in reasonable detail; provided, however, that (i) purely administrative, ministerial or technical failures that do not materially and adversely affect the Investor’s rights in any material respect shall not constitute an Event of Default unless such failures continue unremedied for thirty (30) Business Days after written notice, and (ii) any failure resulting from force majeure, Trading Market closures or impairments, transfer agent error despite timely Company instruction, or other events outside the Company’s reasonable control shall be tolled for the duration of such event, provided the Company uses commercially reasonable efforts to mitigate and cure.

7.2 Remedies Upon an Event of Default

(a) If an Event of Default occurs pursuant to Section 7.1(a), the Investor shall have such remedies as are set forth in the Notes.

(b) If an Event of Default occurs pursuant to Section 7.1(b) or Section 7.1(c) and is not remedied within ten (10) Business Days, the Investor shall have no obligation to consummate a subsequent Closing during the pendency of an uncured Event of Default pursuant to Section 7.1(b) or Section 7.1(c); provided that upon cure (including by corrective disclosure), the Investor’s obligations with respect to any deferred Closing shall resume in accordance with the terms and conditions of this Agreement.

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(c) All remedies provided herein are subject to the requirements of applicable Law and shall be exercised in a manner proportionate to the nature and materiality of the underlying breach. No failure or delay by the Investor in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise preclude any other or further exercise or the exercise of any other right or remedy.

8. TERMINATION

8.1 Events of Termination. This Agreement:

(a) may be terminated:

(i) by the Investor on the occurrence or existence of a Change of Control; and

(ii) by either Party, by written notice to the other Party, effective immediately, if the initial Closing has not occurred by October 31, 2025 or such later date as the Company and the Investor agree in writing, provided that the right to terminate this Agreement under this Section 8.1(a)(ii) is not available to any party that is in material breach of or material default under this Agreement or whose failure to fulfill any obligation under this Agreement has been the principal cause of, or has resulted in the failure of the Closing to occur.

8.2 Effect of Termination.

(a) Subject to Section 8.2(b), each party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies.

(b) Nothing in this Agreement will be deemed to release the Investor from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other Party of its obligations under this Agreement.

9. REGISTRATION RIGHTS

9.1 Registration.

(a) Registration Statement. Promptly following each Closing, and in any event within sixty (60) days after such Closing Date, the Company shall prepare and file with the SEC a Registration Statement (or, if a Registration Statement is already effective, a prospectus supplement) covering the resale of the Investor Shares issuable in respect of the Notes and Warrants issued at such Closing. The foregoing Registration Statement shall be filed on Form F-3 if the Company is then eligible to use such form, and otherwise on Form F-1 or any successor form. The Company shall control the preparation, content and filing of each Registration Statement and any related prospectus or prospectus supplement. For informational purposes only, the Company will deliver to the Investor a substantially final copy of any Registration Statement (and any material amendment or supplement thereto) not less than one (1) Business Day prior to filing, without any right of the Investor to review, comment on or approve any such filing, and the Company shall have no obligation to delay or modify any filing in response to any communication from the Investor.

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(b) Expenses. Except as expressly provided herein, the Company will pay its own fees and expenses incident to its obligations under this Section 9, including its filing fees, listing fees and the reasonable fees and expenses of its counsel and independent auditors. The Investor shall pay its own fees and expenses (including the fees and expenses of its counsel and any brokers, underwriters or dealer managers engaged by the Investor) in connection with any sale of Investor Shares pursuant to any Registration Statement.

(c) Effectiveness. The Company shall use its commercially reasonable efforts to cause each Registration Statement to be declared effective by the SEC as promptly as reasonably practicable after filing, taking into account the Company’s reporting calendar, SEC review status, available financial statements, auditor consents and prevailing market and regulatory conditions. If the SEC notifies the Company that a Registration Statement will be subject to review, the Company shall use commercially reasonable efforts to respond to comments and seek effectiveness as promptly as reasonably practicable thereafter. Any time periods applicable to filing or effectiveness shall be tolled during (i) any federal government shutdown or other event that materially impairs the SEC’s ability to declare registration statements effective, (ii) any period during which the Company is preparing, reviewing or auditing financial statements or other disclosure reasonably necessary for inclusion in, or in support of, the Registration Statement, (iii) any period in which the Company is not eligible to use the intended form, or (iv) any customary blackout period imposed by the Company in good faith to avoid filing or maintaining a Registration Statement or Prospectus that would contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, or that would require disclosure of material non-public information. The Investor acknowledges that the Company may defer initial filing or the request for effectiveness, or suspend use, of any Registration Statement or related Prospectus during any such tolled period, provided that the Company shall use its commercially reasonable efforts to minimize the duration of any such deferral or suspension consistent with applicable law and the Company’s bona fide business and disclosure requirements.

9.2 Company Obligations. The Company will use its commercially reasonable efforts to effect the registration of Investor Shares in accordance with the terms hereof, and pursuant thereto the Company will, as expeditiously as possible, use commercially reasonable efforts to:

(a) Prepare and file with the SEC such amendments, post-effective amendments and supplements to each Registration Statement and the related Prospectus as the Company reasonably determines are necessary to keep such Registration Statement effective during the Effectiveness Period and to comply with the 1933 Act and the 1934 Act with respect to the disposition of the Investor Shares covered thereby; provided, that nothing herein shall require the Company to (x) include disclosure that the Company reasonably determines would require the disclosure of material non-public information or would be unduly burdensome or (y) take any action that would reasonably be expected to have a material adverse effect on the Company.

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(b) For informational purposes only, provide the Investor with a substantially final copy of any material amendment or supplement to a Registration Statement or Prospectus not less than one (1) Business Day prior to filing; it being understood that the Investor shall have no right to review, comment on or approve any such filing and the Company shall have no obligation to delay or modify any filing in response to any communication from the Investor.

(c) Make available to the Investor, without charge, copies of each Registration Statement and any amendment thereto, each Prospectus and each amendment or supplement thereto, in each case solely to the extent publicly filed on EDGAR, within two (2) Business Days after filing. The Company shall not be obligated to provide copies of any correspondence with the SEC or its staff, any information for which confidential treatment is sought or obtained, or any privileged information.

(d) Use commercially reasonable efforts to respond, as the Company deems appropriate, to any SEC request for the amending or supplementing of a Registration Statement or Prospectus or for additional information, and notify the Investor of any such request to the extent such notice is not prohibited by Law and does not require disclosure of material non-public or privileged information. Any such notice may be satisfied by public filing to the extent practicable.

(e) If, at any time prior to the end of the Effectiveness Period, the Company determines that a Registration Statement or Prospectus contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading (in the case of a Prospectus, in light of the circumstances under which they were made), the Company may suspend the use of the Registration Statement and/or Prospectus for the shortest period reasonably necessary to prepare and file an amendment or supplement (a Suspension). The Company shall use commercially reasonable efforts to end any Suspension as promptly as reasonably practicable; provided that the Company shall not be required to make any filing or disclosure that would require the disclosure of material non-public information or would be unduly burdensome. The aggregate number of days of Suspension in any rolling twelve (12) month period shall not exceed sixty (60) days.

(f) Comply in all material respects with the applicable rules and regulations of the SEC in connection with the performance of its obligations under this Section 9.

(g) The Investor shall provide to the Company, on a timely basis and in a form reasonably acceptable to the Company, all information regarding the Investor and the plan of distribution required to be included in any Registration Statement or Prospectus, including a duly completed and executed selling shareholder questionnaire and any updates thereto. The Company’s obligations to include the Investor’s securities in any Registration Statement shall be conditioned upon the Investor’s compliance with the foregoing, and any deadlines shall be tolled for the period of any failure by the Investor to so comply.

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(h) For the avoidance of doubt, nothing in this Section 9.2 shall require the Company to (i) enter into any underwriting agreement or participate in any underwritten offering, roadshow or marketing effort; (ii) list the Investor as a selling shareholder in any underwritten primary offering by the Company; (iii) provide to the Investor non-public, privileged or competitively sensitive information, except as expressly provided in Section 9.2(d) and subject to Section 9.2(i); or (iv) incur any material out-of-pocket expenses in excess of those the Company would customarily incur in connection with an issuer-controlled shelf or resale registration, unless reimbursed by the Investor.

(i) The time periods applicable to the Company’s obligations under this Section 9.2 (including, without limitation, any filing, effectiveness or update periods) shall be tolled during any period of (i) government shutdown or material impairment of SEC operations; (ii) preparation, review or audit of financial statements or other disclosure reasonably necessary for inclusion in, or in support of, a filing; (iii) ineligibility to use the intended form; or (iv) any Suspension or other good-faith blackout period implemented by the Company consistent with this Agreement.

10. GENERAL PROVISIONS

10.1 Fees and Expenses. Each party shall bear its own fees and expenses (including the fees and expenses of its advisers, counsel, accountants and other experts, if any) and all other expenses incurred by such party in connection with the negotiation, preparation, execution, delivery and performance of the Transaction Documents and the transactions contemplated thereby.

10.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to the Company:

Currenc Group Inc.

410 North Bridge Road

Spaces City Hall

Singapore 188726

Email: [***]

Attention: Alexander King Ong Kong

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With a copy (which shall not constitute notice) to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.

500 Fifth Avenue

New York, NY 10110

Telephone: (212) 986-6000

Email: jain@kkwc.com and ashiekman@kkwc.com

Attention: Jonathan A. Ain and Alexander E. Shiekman

If to the Investor:

New Margin Holding Limited

[***]

Email: [***]

Attention: Tien Ye

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

10.3 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

10.4 Governing Law. This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without reference to any principles of conflict of laws or choice of laws that would result in the application of the laws of any jurisdiction other than the Cayman Islands.

10.5 Jurisdiction and Venue. Any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought exclusively in the courts of the Cayman Islands. Each of the Company and the Investor irrevocably submits to the exclusive jurisdiction of the Grand Court of the Cayman Islands (and, for the purposes of appeal, the Cayman Islands Court of Appeal and the Judicial Committee of the Privy Council, where applicable) and irrevocably waives any objection to the laying of venue in, and any claim of inconvenient forum of, such courts. Service of process in any such action or proceeding may be effected in accordance with applicable Cayman Islands law, and nothing in this Agreement shall affect the right to effect service in any other manner permitted by law. To the extent permitted by Cayman Islands law, the prevailing party in any such action or proceeding shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses, in each case as awarded by such court.

10.6 WAIVER OF RIGHT TO JURY TRIAL. THE COMPANY AND THE INVESTOR HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS.

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10.7 Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities.

10.8 Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

10.9 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and the Investor. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

10.10 Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

10.11 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the Company and the Investor and their respective successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investor. The Investor may assign, with the advance written consent of the Company (which shall not be unreasonably conditioned, withheld or delayed) any or all of its rights under this Agreement to any Person to whom the Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investor” and such transferee is an accredited investor.

10.12 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

10.13 Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.14 Counterparts. This Agreement may be executed in two identical counterparts, both of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Signature pages delivered by facsimile or e-mail shall have the same force and effect as an original signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first set forth above.

COMPANY:		INVESTOR:

CURRENC GROUP INC.		New Margin Holding Limited

By:	/s/ Alexander King Ong Kong	By:	/s/ Tien Ye
Name:	Alexander King Ong Kong	Name:	Tien Ye
Title:	CEO and Chairman	Title:	Authorized Signatory

[Signature Page of Securities Purchase Agreement]

EXHIBIT A

FORM OF NOTE

[See attached]

EXHIBIT B

FORM OF WARRANT

[See attached]

Exhibit 10.2

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

CURRENC GROUP INC.

Unsecured Convertible Promissory Note

due October 8, 2027

Note No. 2025-[●]	$[●]

Dated: [●] (the “Issuance Date”)

For value received, Currenc Group Inc., an exempted company organized under the laws of the Cayman Islands (the “Maker” or the “Company”), hereby promises to pay to the order of New Margin Holding Limited, a company incorporated under the laws of Hong Kong (together with its successors and representatives, the “Holder”), in accordance with the terms hereinafter provided, the principal amount of [●] (the “Principal Amount”).

All payments under or pursuant to this Unsecured Convertible Promissory Note (this “Note”) shall be made in United States Dollars in immediately available funds to the Holder at the address of the Holder set forth in the Purchase Agreement (as hereinafter defined) or at such other place as the Holder may designate from time to time in writing to the Maker or by wire transfer of funds to the Holder’s account, instructions for which are attached hereto as Exhibit A. The Outstanding Principal Amount of this Note shall be due and payable on October 8, 2027 (the “Maturity Date”) or at such earlier time as provided herein; provided, that the Maturity Date may be extended one time for a period not to exceed six (6) months at the Maker’s election upon at least five (5) Business Days’ prior written notice to the Holder, so long as (i) no Event of Default has occurred and is continuing on the date of such notice or the Maturity Date, and (ii) the Maker remains in compliance with its covenants under this Note through the extended maturity. In the event that the Maturity Date shall fall on Saturday or Sunday, such Maturity Date shall be the next succeeding Business Day. All calculations made pursuant to this Note shall be rounded down to three decimal places. Capitalized terms used but not defined in the body of this Note shall have the respective meanings ascribed thereto in Section 5.13 hereof.

ARTICLE 1

1.1 Purchase Agreement. This Note has been executed and delivered pursuant to the Securities Purchase Agreement, dated as of October 8, 2025 (as the same may be amended from time to time, the “Purchase Agreement”), by and between the Maker and the Holder. Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement.

1.2 Interest. Interest. Other than as set forth in Section 2.2 herein, this Note shall bear interest on the Outstanding Principal Amount at a rate of five percent (5.00%) per annum, accruing from the date hereof until all amounts outstanding under this Note are paid in full, computed on the basis of the actual number of days elapsed and a 365/366-day year, and payable as provided herein.

1.3 Prepayment. After providing written notice to the Holder, the Maker may, at its option, prepay all or any portion of the Outstanding Principal Amount of this Note, together with accrued and unpaid interest on the principal amount so prepaid, in each case subject to a prepayment premium equal to ten percent (10%) of the principal amount prepaid. Any prepayment shall be made on the date specified in the Maker’s notice to the Holder.

1.4 Payment on Non-Business Days. Whenever any payment to be made shall be due on a day which is not a Business Day, such payment may be due on the next succeeding Business Day.

1.5 Transfer. This Note may not be transferred, sold, pledged, hypothecated or otherwise granted as security by the Holder without the prior written consent of the Maker (which consent shall not be unreasonably conditioned, withheld or delayed). Any transfer, sale, pledge or hypothecation is made in accordance with the provisions of Section 5.8 and all applicable securities laws, including the 1933 Act.

1.6 Replacement. Upon receipt of a duly executed and notarized written statement from the Holder with respect to the loss, theft or destruction of this Note (or any replacement hereof), or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Maker shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

1.7 Use of Proceeds. The Maker shall use the proceeds of this Note as set forth in the Purchase Agreement.

1.8 Status of Note. This Note constitutes an unsecured, unsubordinated obligation of the Maker and ranks: (i) pari passu in right of payment with all other present and future unsecured, unsubordinated Indebtedness of the Maker; (ii) junior in right of payment to any secured Indebtedness of the Maker to the extent of the value of the collateral securing such Indebtedness and to any Indebtedness that is contractually senior to this Note; and (iii) senior in right of payment to all subordinated Indebtedness of the Maker and to all classes of equity of the Maker. Upon any Liquidation Event, and subject to the prior payment in full, from the proceeds of any collateral, of secured Indebtedness to the extent of such collateral, and to the prior payment in full of any Indebtedness that is contractually senior to this Note, the Holder will be entitled to receive, before any distribution or payment is made upon, or set apart with respect to, any subordinated Indebtedness of the Maker or any class of capital stock of the Maker, and ratably with the holders of all other unsecured, unsubordinated Indebtedness of the Maker, an amount equal to the Outstanding Principal Amount, together with all accrued and unpaid interest thereon and all other amounts due under this Note.

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1.9 Tax Treatment. For all U.S. federal, state, local and non-U.S. Tax purposes, this Note is, and shall be treated as, indebtedness of the Maker and any yield hereon (including stated interest and OID) is interest. Each party shall report and file consistently with such treatment unless required by a final determination (within the meaning of Section 1313 of the Code or analogous law) to do otherwise. The Maker may determine in good faith the issue price, amount and accrual of any OID and, if applicable, the comparable yield and projected payment schedule under Treas. Reg. § 1.1275-4, and the Holder shall use such determinations for all Tax purposes. All payments are subject to withholding as required by law, and no gross-up or additional amounts shall be payable (including under FATCA). As a condition to payment, the Holder shall deliver a properly completed IRS Form W-9 or applicable Form W-8 (with required attachments) and such other information reasonably requested to determine reporting and withholding; failing which, the Maker may withhold at the applicable rate without liability. The Holder shall provide information reasonably requested to support the Maker’s information reporting and to reduce or eliminate withholding where legally permissible. This Section 1.9 survives payment, prepayment, conversion, assignment or transfer of this Note.

ARTICLE 2

2.1 Events of Default. An “Event of Default” under this Note shall mean the occurrence of any of the events defined in the Purchase Agreement, and any of the additional events described below; provided, however, that no Event of Default shall be deemed to occur unless and until the Maker has received written notice thereof from the Holder (email being sufficient) describing in reasonable detail the facts and circumstances constituting such Event of Default and such event has continued uncured beyond the applicable cure period specified herein.

(a) any default in the payment of (i) the Principal Amount or any accrued and unpaid interest hereunder when due in accordance with the terms hereof; or (ii) any undisputed liquidated damages expressly payable in respect of this Note as and when the same shall become due and payable (whether on the Maturity Date or by acceleration or otherwise), which default is not cured within ten (10) Business Days after written notice thereof from the Holder to the Maker (email being sufficient); provided that no Event of Default shall arise from any bona fide administrative error or good faith payment dispute, so long as such error or dispute is cured or, in the case of a dispute, paid within five (5) Business Days following final, non-appealable resolution adverse to the Maker;

(b) the Maker shall fail to observe or perform any other material covenant, condition or agreement contained in this Note, which failure has a material adverse effect on the Holder’s rights under this Note and is not cured within thirty (30) Business Days after written notice thereof from the Holder to the Maker (email being sufficient); provided that if such failure is not reasonably capable of cure within such 30-day period, the Maker shall have an additional reasonable cure period (not to exceed sixty (60) days in the aggregate) so long as the Maker has commenced and is diligently pursuing cure;

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(c) the Maker shall fail to timely deliver the Ordinary Shares as and when required in Section 3.2, subject to any applicable Beneficial Ownership Limitation, legal prohibition, required regulatory or listing-compliance blackout, market or settlement holiday, or Transfer Agent/DTC systems outage or refusal not caused by the Maker’s breach, which failure is not cured within five (5) Business Days after written notice thereof from the Holder to the Maker (email being sufficient) and the Maker’s use of commercially reasonable efforts to effect delivery;

(d) the Maker or any of its material Subsidiaries shall: (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its assets; (ii) make a general assignment for the benefit of its creditors; (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction; (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally; or (v) take any analogous action under the laws of any jurisdiction; provided that actions involving non-U.S. Subsidiaries shall only constitute an Event of Default if such action, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Maker’s ability to perform its obligations under this Note;

(e) a proceeding or case shall be commenced in respect of the Maker or any of its material Subsidiaries, without its application or consent, in any court of competent jurisdiction, seeking: (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets; or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days, or any order for relief shall be entered in an involuntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction against the Maker or any of its Significant Subsidiaries; provided that actions involving non-U.S. Subsidiaries shall only constitute an Event of Default if such action, individually or in the aggregate, would reasonably be expected to materially and adversely affect the Maker’s ability to perform its obligations under this Note.

(f) one or more final, non-appealable judgments or orders for the payment of money aggregating in excess of the greater of $5,000,000 and ten percent (10%) of the Maker’s consolidated total assets (or its equivalent in the relevant currency of payment) are rendered against one or more of the Company and its Subsidiaries and (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, and (ii) such judgment or order shall remain unsatisfied, undischarged, unvacated, unbonded, or unstayed for a period of ninety (90) days after the later of entry or exhaustion of appeals; provided, however, that no Event of Default shall occur under this clause if and for so long as the amount of such judgment or order is covered by a valid and collectible insurance policy or a reputable third-party indemnity, and the applicable insurer or indemnitor has been timely notified of such judgment or order and has not denied coverage or indemnity in writing.

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2.2 Remedies Upon an Event of Default.

(a) Upon the occurrence and during the continuance of any Event of Default, default interest shall accrue only on amounts then due and payable and not timely paid under this Note and shall commence only on the date such Event of Default continues beyond any applicable cure period after written notice thereof to the Maker, at a default rate per annum equal to the interest rate otherwise applicable to this Note plus two percent (2%) per annum until such Event of Default is cured or all such overdue amounts are paid in full. Default interest shall accrue on a simple interest basis only and shall not compound. Notwithstanding the foregoing, no default interest shall accrue on any amount that is subject to a bona fide good faith dispute until the final, non-appealable resolution of such dispute adverse to the Maker, provided that the Maker pays such amount within five (5) Business Days thereafter. If the Event of Default is cured within five (5) Business Days following expiration of the applicable cure period, any default interest that would have otherwise accrued with respect to such Event of Default shall be waived. If the Event of Default is cured, such default interest shall cease to accrue from and after the date of cure.

(b) Upon any of the Maker’s executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) having actual knowledge of the occurrence of any material Event of Default which is not cured within any applicable cure period and which is continuing after the expiration of any applicable cure period, the Maker shall, as promptly as possible but in any event within seven (7) Business Days after such executive officer obtains such actual knowledge of such Event of Default, notify the Holder of the occurrence of such Event of Default, describing the event or factual situation giving rise to the Event of Default in reasonable detail (without any requirement to identify specific subsection citations); provided, however, that if the Maker reasonably determines it necessary or advisable, the Maker shall be permitted up to ten (10) Business Days to conduct a reasonable internal investigation prior to providing such notice, provided that the Event of Default is not thereby aggravated. Any notice provided pursuant to this Section shall not be deemed an admission by the Maker that an Event of Default has occurred or is continuing. Failure to deliver a notice pursuant to this Section 2.2(b) shall not, in and of itself, constitute a separate Event of Default or expand the remedies available to the Holder. The Holder shall keep confidential any notice delivered pursuant to this Section 2.2(b) and any information contained therein, subject to the confidentiality obligations under the Purchase Agreement.

(c) If an Event of Default continues after the applicable notice and cure periods, the Holder may accelerate only for (i) non-payment of due amounts or (ii) a material breach not promptly curable, in each case upon written notice. Any acceleration shall be automatically rescinded and this Note reinstated upon cure and payment of overdue amounts, subject to Section 2.2(g). The Holder shall not have the right to accelerate for technical, administrative or de minimis matters that do not materially and adversely affect the Holder. Notwithstanding the foregoing, with respect to any Event of Default under Section 2.1(d), or an involuntary proceeding under Section 2.1(e) that remains undismissed or unstayed for ninety (90) days, all obligations shall become immediately due and payable, subject to applicable insolvency law.

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(d) No course of delay on the part of the Holder shall operate as a waiver thereof or otherwise prejudice the rights of the Holder. Any discretion exercised by the Holder under this Section 2.2 shall be exercised reasonably and in good faith.

(e) No remedy conferred hereby shall be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise. Notwithstanding the foregoing, there shall be no duplication or double counting of remedies for the same default and period, and equitable remedies shall be available only upon a showing of irreparable harm and shall be proportionate to the injury alleged.

(f) Except in the case of any Event of Default described in Section 2.1(d) or Section 2.1(e), the Holder shall not commence enforcement action until ten (10) Business Days after delivering a written demand that specifies in reasonable detail the Event of Default, the cure required, and the precise amounts then claimed overdue with reasonable supporting detail; provided that nothing herein shall preclude the Holder from taking action reasonably necessary to preserve rights that would otherwise be materially prejudiced during such period. The parties shall confer in good faith during such standstill to resolve the Event of Default.

(g) If an acceleration is rescinded pursuant to Section 2.2(c), the Maker shall be obligated only for the Holder’s reasonable and documented out-of-pocket enforcement expenses actually incurred prior to cure, and no default interest shall accrue or be payable for any period after the date of cure and reinstatement.

ARTICLE 3

3.1 Conversion. Conversion. From and after the Issuance Date, the Holder may convert all or any portion of the Outstanding Principal Amount and any accrued and unpaid amounts under this Note (the “Conversion Amount”) into Ordinary Shares at a price of $1.85 per share (the “Conversion Price”). To convert, the Holder shall deliver a written conversion notice to the Maker in accordance with Section 5.1 (which may be in the form attached as Exhibit B or in any other form reasonably acceptable to the Maker) stating the Conversion Amount and the proposed conversion date (each, a “Conversion Date”). Upon full conversion, the Holder shall promptly deliver the original Note to the Maker at the address specified in the Purchase Agreement. For any partial conversion, the Maker’s books and records shall be conclusive as to the outstanding balance and prior conversions.

3.2 Delivery of Conversion Shares. As soon as practicable following any Conversion Date, and in any event within ten (10) Business Days thereafter (the “Share Delivery Date”), the Maker shall, at its expense, issue and deliver to the Holder (or as the Holder directs) the number of Ordinary Shares issuable upon conversion (the “Conversion Shares”). The Maker may deliver the Conversion Shares in certificated form or by book-entry at the Maker’s election. Any certificates or book-entry positions for Conversion Shares shall bear such legends as are required by applicable law and regulation. If the Transfer Agent participates in the Depository Trust Company’s Fast Automated Securities Transfer (FAST) program (including DWAC) and the Conversion Shares are eligible for electronic delivery without a restrictive legend, the Maker may, in its discretion, instruct the Transfer Agent to credit the Holder’s (or its designee’s) brokerage account through DTC, subject to the same Share Delivery Date. Delivery of Conversion Shares is conditioned on the Holder’s timely delivery of a duly completed conversion notice, any required tax forms or certifications, and customary delivery or surrender requirements applicable to the Note.

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3.3 Ownership Cap. Notwithstanding anything to the contrary herein or in any other Transaction Document, the Holder shall not be entitled to convert this Note, and the Company shall not be obligated to issue any Equity Interests upon any such conversion, to the extent that, after giving effect to such conversion, the Holder together with all other Persons whose beneficial ownership of Ordinary Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the 1934 Act (the “Holder Group”), directly or indirectly, beneficially owning in the aggregate more than the Beneficial Ownership Cap of the outstanding Ordinary Shares. For purposes of this Section 3.3, the “Beneficial Ownership Cap” means 4.99% initially, which the Holder may, at its election, increase to 9.99% effective on the 61st day after the Holder’s delivery of written notice of such election to the Company. Beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder, and shall include, without limitation, all securities and derivatives that are, directly or indirectly, beneficially owned or deemed beneficially owned by the Holder Group. In addition to the Beneficial Ownership Cap, and notwithstanding anything to the contrary in this Note or any other Transaction Document, the total cumulative number of Ordinary Shares issuable to the Holder (together with any Persons whose issuances would be aggregated with the Holder’s under applicable stock exchange rules) pursuant to this Note and all other Transaction Documents shall not exceed the limit set forth in Nasdaq Listing Rule 5635(d) prior to receipt of required stockholder approval for such issuances (“Shareholder Approval”) (the “Nasdaq 19.99% Cap”), except that such limitation shall not apply after Shareholder Approval is obtained or if the Ordinary Shares are no longer listed on the applicable trading market. For the avoidance of doubt, nothing in this Section 3.3 shall require the Company to seek or obtain Shareholder Approval. Any conversion of this Note that would result in the Holder Group beneficially owning Ordinary Shares in excess of the Beneficial Ownership Cap shall be null and void ab initio solely to the extent of such excess, and the notice of conversion shall be deemed automatically modified to reduce the number of Warrant Shares issuable upon such conversion to the maximum number of Conversion Shares that may be issued without exceeding the Beneficial Ownership Cap; the balance of this Note shall remain outstanding and unconverted. Similarly, any conversion of this Note that, when aggregated with other issuances under the other Transaction Documents or as otherwise required to be aggregated under applicable stock exchange rules, would cause issuances to exceed the Nasdaq 19.99% Cap prior to Shareholder Approval shall be null and void ab initio solely to the extent of such excess, and the applicable conversion notice shall be deemed automatically modified to reduce the number of Ordinary Shares issuable upon such conversion to the maximum number that may be issued without exceeding the Nasdaq 19.99% Cap; the balance of this Note shall remain outstanding in accordance with its terms. The Company shall have no obligation to settle any portion of a conversion in cash as a result of the Beneficial Ownership Cap or the Nasdaq 19.99% Cap, and any deferral or reduction of an issuance to comply with such limitations shall not constitute a default or breach hereof. The Company will determine, in good faith and in its sole discretion, whether a proposed conversion would exceed the Beneficial Ownership Cap or the Nasdaq 19.99% Cap and may rely exclusively on its stock register, the records of its transfer agent, its most recent periodic report filed with the U.S. Securities and Exchange Commission, and/or a written certificate from its transfer agent in determining the number of outstanding Ordinary Shares and the Holder Group’s beneficial ownership at any time. The Holder shall promptly provide, upon the Company’s written request, any information reasonably necessary for the Company to determine compliance with this Section 3.3, and the Company shall have no obligation to issue any securities until such information is provided. The Company shall have no liability for any delay or refusal to issue securities in reliance on this Section 3.3. The Holder shall not effect any transaction, including through multiple conversion notices, block trades, or derivative or other arrangements, with the intent or effect of circumventing the Beneficial Ownership Cap or the Nasdaq 19.99% Cap. The provisions of this Section 3.3 are intended to, and shall, be construed, corrected and implemented to give full effect to the limitations set forth herein. For the avoidance of doubt, the limitations in this Section 3.3 apply at all times, including in connection with any adjustments, reservations, deliveries or settlements pursuant to Section 3, and any issuances may be reduced, deferred and/or, where permitted under this Note, settled in cash or marketable securities, in each case to the extent necessary to ensure compliance with the Beneficial Ownership Cap, the Nasdaq 19.99% Cap, applicable law, stock exchange rules, the Company’s organizational documents and the Company’s then-authorized share capital.

3.4 Adjustment of Conversion Price.

(a) Until the Note has been paid in full or converted in full, the Conversion Price shall be subject to adjustment from time to time as follows:

(i) Adjustments for Share Splits and Combinations. If the Maker shall at any time or from time to time after the Issuance Date and while this Note remains outstanding, effect a split or other subdivision of the outstanding Ordinary Shares, the applicable Conversion Price in effect immediately prior to the stock split shall be proportionately decreased. If the Maker shall at any time or from time to time after the Issuance Date and while this Note remains outstanding, combine the outstanding Ordinary Shares, the applicable Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment pursuant to this Section 3.4(a)(i) shall be effective as of the applicable “ex-date” established by the principal securities exchange for such event, or, if no “ex-date” applies, as of the effective time of such split or combination as specified in the Maker’s governing documents or applicable law. In no event shall the Conversion Price be reduced below the minimum price required by applicable law or stock exchange rules or below the par value of the Ordinary Shares (the “Minimum Price”). Any adjustments under this Section 3.4(a)(i) shall be effective as provided above.

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(ii) Adjustments for Certain Dividends and Distributions. If the Maker shall at any time or from time to time after the Issuance Date and while this Note remains outstanding make or issue or set a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in Ordinary Shares, then, and in each event, the applicable Conversion Price in effect immediately prior to such event shall be decreased only if, as and when such dividend or distribution is actually paid as of the time of such issuance or, in the event such record date shall have been fixed, as of the applicable “ex-date” established by the principal securities exchange for such event, or, if no “ex-date” applies, as of the close of business on such record date, subject to automatic reversal if such dividend or distribution is not consummated in full on the payment date, by multiplying the applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

For the avoidance of doubt, no adjustment shall be made pursuant to this Section 3.4(a)(ii) to the extent an adjustment is made pursuant to any other subsection of Section 3.4(a) in respect of the same event, and multiple adjustments arising from a single transaction or series of related transactions shall not be duplicative. Adjustments under this Section 3.4(a)(ii) shall not reduce the Conversion Price below the Minimum Price.

(iii) Adjustments for Reclassification, Exchange or Substitution. If the Ordinary Shares at any time or from time to time after the Issuance Date and while this Note remains outstanding shall be changed to the same or different number of shares or other securities of any class or classes of stock or other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split, combination or stock dividend covered by Sections 3.4(a)(i) and 3.4(a)(ii), or a reorganization, merger, consolidation or sale of assets that is addressed by separate provisions of this Note), then, and in each event, an appropriate revision to the Conversion Price shall be made and provisions shall be made (by adjustments of the Conversion Price or otherwise) so that the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock or other securities or other property receivable upon reclassification, exchange, substitution or other change, by holders of the number of Ordinary Shares into which such Note might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein. Notwithstanding the foregoing, (A) the Maker (or any successor entity) shall not be required to deliver “other property” that is not cash or marketable securities and may, at its option, deliver cash in lieu thereof equal to the fair market value of such property as reasonably determined in good faith by the Maker’s board of directors, and (B) any successor entity in any such transaction shall expressly assume, by written instrument reasonably satisfactory to the Maker, the obligations of the Maker under this Note, including with respect to the conversion of this Note into the consideration receivable by holders of Ordinary Shares in such transaction. No adjustment shall be made pursuant to this Section 3.4(a)(iii) to the extent an adjustment is made pursuant to any other subsection of Section 3.4(a) in respect of the same event, and in no event shall any adjustment reduce the Conversion Price below the Minimum Price.

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(iv) Mechanics; Notices; Compliance; Fractional Shares; De Minimis; Calculations. The Maker shall provide the Holder with written notice of any event requiring an adjustment to the Conversion Price at least ten (10) Business Days prior to the expected record date or effective date thereof (or, if earlier notice is not practicable, as promptly as practicable), which notice shall describe the event and the Maker’s calculation of any resulting adjustment in reasonable detail. All calculations of adjustments shall be made by the Maker in good faith and shall be conclusive and binding on the parties absent manifest error. No adjustment shall be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the Conversion Price; provided that any adjustments not made by reason of this sentence shall be carried forward and taken into account in any subsequent adjustment until such time as the cumulative effect results in an adjustment of at least one percent (1.0%). No fractional Ordinary Shares shall be issued upon conversion of this Note; in lieu of any fractional share, the Maker shall, at its option, round to the nearest whole share or pay cash based on the then-applicable Conversion Price. Notwithstanding anything to the contrary herein, no adjustment or conversion shall require the Maker to issue Ordinary Shares at a price per share below the Minimum Price or otherwise in violation of applicable law, the rules of any securities exchange on which the Ordinary Shares are then listed, or the Maker’s organizational documents; in such case, the Maker may, at its option, (A) reduce the number of shares otherwise issuable to the maximum number that may be issued in compliance therewith and/or (B) settle the remainder in cash. Any adjustment made by reference to a record date shall be reversed to the extent the related event is not consummated on the contemplated payment date or is consummated on different terms than originally announced, with appropriate corresponding adjustments to the Conversion Price.

(b) Reservation of Shares of Ordinary Shares. From and after the Issuance Date and while this Note remains outstanding, the Maker shall reserve and keep available, out of its authorized but unissued Ordinary Shares and after giving effect to all other bona fide reservations then in effect for existing securities, plans or commitments, a number of Ordinary Shares sufficient to satisfy the Required Minimum (as defined below), subject in all cases to the limits of the Maker’s then-authorized share capital, applicable law and the rules of any securities exchange on which the Ordinary Shares are then listed. The parties acknowledge and agree that the Beneficial Ownership Cap in Section 3.3 applies to issuances under this Note and shall be taken into account for purposes of any near-term delivery timing; provided, however, that nothing in this Section 3.4(b) shall require the Maker to reserve or issue any Ordinary Shares in excess of what may be issued in compliance with applicable law, the rules of any securities exchange on which the Ordinary Shares are then listed, the Maker’s organizational documents, or the Maker’s then-authorized share capital. If at any time the number of Ordinary Shares reserved hereunder falls below the Required Minimum (as recalculated from time to time in accordance with this Section), the Maker shall, within a commercially reasonable period, instruct its transfer agent to increase the reservation to the then-applicable Required Minimum to the extent Ordinary Shares are then authorized and available. For the avoidance of doubt, the Maker shall have no obligation under this Note to seek stockholder approval to increase its authorized share capital or otherwise to increase the number of Ordinary Shares available for issuance; provided that, if the Maker elects in its discretion to seek such approval, it shall use commercially reasonable efforts to obtain such approval in accordance with applicable law and exchange rules.

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3.5 Prepayment Following a Change of Control. Upon the public announcement of a Change of Control, the Holder may require the Maker to prepay, concurrently with the consummation of such Change of Control, an amount equal to the Outstanding Principal Amount plus ten percent (10%) of the Outstanding Principal Amount (the “COC Repayment Price”) by delivering written notice of such election to the Maker, or, in lieu of receiving the COC Repayment Price, may elect by written notice to convert all or any portion of the Outstanding Principal Amount into Conversion Shares in accordance with Section 3.1, with such conversion deemed to occur immediately prior to, and contingent upon, the consummation of such Change of Control. Upon the Maker’s receipt of the Holder’s notice of prepayment and surrender of the original Note, the Maker shall pay the COC Repayment Price to the Holder concurrently with the consummation of the Change of Control transaction; provided that, if the Holder elects to convert as provided above, the Maker shall, concurrently with such consummation, deliver to the Holder the applicable Conversion Shares for the portion so converted and shall pay the COC Repayment Price with respect to any remaining portion of the Outstanding Principal Amount not so converted. For the avoidance of doubt, any conversion pursuant to this paragraph shall be effective immediately prior to the consummation of the Change of Control so that the Holder is deemed a holder of the Conversion Shares for purposes of receiving any consideration payable in connection therewith.

3.6 No Rights as Stockholder. Nothing contained in this Note shall be construed as conferring upon the Holder, prior to the conversion of this Note, the right to vote or to receive dividends or to consent or to receive notice as a stockholder in respect of any meeting of stockholders for the election of directors of the Maker or of any other matter, or any other rights as a stockholder of the Maker.

ARTICLE 4

4.1 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in this Section on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications shall be as set forth in the Purchase Agreement.

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4.2 Governing Law. This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without reference to any principles of conflict of laws or choice of laws that would result in the application of the laws of any jurisdiction other than the Cayman Islands.

4.3 Headings. The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Note will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Note shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Note.

4.4 Remedies, Equitable Relief. The remedies provided in this Note are cumulative of any remedies available at law or in equity, provided that there shall be no duplication or double recovery for the same breach and period. Equitable relief (including specific performance and injunctive relief) shall be available only upon a clear showing of actual and imminent irreparable harm not adequately compensable by money damages, no adequate remedy at law, and that the balance of equities and the public interest favor such relief; any such relief shall be narrowly tailored and proportionate. No party may obtain equitable relief without posting the bond or other security required by applicable law, and any waiver of bond is disclaimed to the fullest extent permitted by law. Except where immediate relief is reasonably necessary to prevent imminent material irreparable harm, the party seeking equitable relief shall first give written notice of the alleged breach and a reasonable opportunity to cure (not less than five (5) Business Days if curable). No presumption of irreparable harm shall arise from any breach, and any liquidated damages or premium provided herein shall not establish irreparable harm or the inadequacy of monetary damages. Specific performance shall be limited to objectively ascertainable, express obligations (including delivery of Conversion Shares in compliance with Section 3, subject to legal and listing compliance) and shall not compel discretionary acts, obligations requiring continuous judicial supervision, or actions contrary to law, stock-exchange rules, or the Maker’s organizational documents. Nothing in this Section limits any party’s right to seek money damages or other remedies at law.

4.5 Binding Effect. The obligations of the Maker and the Holder set forth herein shall be binding upon the successors and assigns of each such party, whether or not such successors or assigns are permitted by the terms herein.

4.6 Amendments; Waivers. No provision of this Note may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

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4.7 Compliance with Securities Laws. The Holder of this Note acknowledges that this Note is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Note in violation of securities laws. This Note and any Note issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

4.8 Jurisdiction and Venue. Any action, proceeding or claim arising out of, or relating in any way to, this Agreement shall be brought exclusively in the courts of the Cayman Islands. Each of the Company and the Investor irrevocably submits to the exclusive jurisdiction of the Grand Court of the Cayman Islands (and, for the purposes of appeal, the Cayman Islands Court of Appeal and the Judicial Committee of the Privy Council, where applicable) and irrevocably waives any objection to the laying of venue in, and any claim of inconvenient forum of, such courts. Service of process in any such action or proceeding may be effected in accordance with applicable Cayman Islands law, and nothing in this Agreement shall affect the right to effect service in any other manner permitted by law. To the extent permitted by Cayman Islands law, the prevailing party in any such action or proceeding shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses, in each case as awarded by such court.

4.9 Parties in Interest. This Note shall be binding upon, inure to the benefit of and be enforceable by the Maker, the Holder and their respective successors and permitted assigns.

4.10 Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

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4.11 Definitions. Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

(a) “Indebtedness” means, without duplication: (i) all obligations for borrowed money; (ii) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps, or other financial products; (iii) all capital lease obligations that exceed $1,000,000 in the aggregate in any fiscal year; (iv) all obligations or liabilities secured by a lien or encumbrance on any asset of the Maker; (v) all obligations for the deferred purchase price of property or services (other than trade payables and other accrued expenses incurred in the ordinary course of business and payable on customary terms); (vi) all synthetic leases; (vii) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other person; and (ix) endorsements for collection or deposit.

(b) “Investor Group” shall mean the Investor plus any other Person with which the Investor is considered to be part of a group under Section 13 of the 1934 Act or with which the Investor otherwise files reports under Sections 13 and/or 16 of the 1934 Act.

(c) “Liquidation Event” means a liquidation pursuant to a filing of a petition for bankruptcy under applicable law or any other insolvency or debtor’s relief, an assignment for the benefit of creditors, or a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Maker.

(d) “Outstanding Principal Amount” means, at the time of determination, the Principal Amount outstanding after giving effect to any adjustments, conversions or prepayments pursuant to the terms hereof.

(e) “Required Minimum” means the lesser of: (i) a number of Ordinary Shares equal to 125% of the quotient of (A) the Outstanding Principal Amount (and accrued but unpaid interest, if and to the extent then eligible for conversion) divided by (B) the Conversion Price then in effect; and (ii) the number of authorized but unissued and unreserved Ordinary Shares then available after taking into account all other bona fide reservations and commitments.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed by its duly authorized officer as of the date first above indicated.

CURRENC	GROUP INC.

By:
Name:	Alexander King Ong Kong
Title:	CEO and Chairman

EXHIBIT A

WIRE INSTRUCTIONS

[***]

EXHIBIT B

FORM OF CONVERSION NOTICE

(To be Executed by the Registered Holder in order to Convert the Note)

The undersigned hereby irrevocably elects to convert $ ________________ of the principal amount of the above Note No. ___ into Ordinary Shares of Currenc Group Inc., an exempted company organized under the laws of the Cayman Islands (the “Maker”) according to the conditions hereof, as of the date written below.

Date of Conversion:

Conversion Price:

Number of Shares of Ordinary Shares beneficially owned or deemed beneficially owned by the Holder on the Conversion Date:

[HOLDER]

By:
Name:
Title:

Address:

Exhibit 10.3

THIS WARRANT HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

THE NUMBER OF ORDINARY SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF.

This Warrant is issued pursuant to that certain Securities Purchase Agreement dated October 8, 2025, by and between the Company and the Holder (as defined below) (the “Purchase Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth for such terms in the Purchase Agreement or in Section 5.12, as context demands. Receipt of this Warrant by the Holder shall constitute acceptance and agreement to all of the terms contained herein.

No. 2025-[●]

Currenc Group, INC.

Ordinary Share Purchase Warrant

Currenc Group, Inc., an exempted company organized under the laws of the Cayman Islands (together with any corporation which shall succeed to or assume the obligations of Currenc Group, Inc. hereunder, the “Company”), hereby certifies that, for value received, New Margin Holding Limited, a company incorporated under the laws of Hong Kong (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time during the Exercise Period up to [●] fully paid and non-assessable Ordinary Shares, at a purchase price per share equal to the Exercise Price. The number of Ordinary Shares for which this Ordinary Share Purchase Warrant (this “Warrant”) is exercisable and the Exercise Price are subject to adjustment as provided herein.

ARTICLE 1

1.1 Exercise. This Warrant may be exercised at any time or from time to time during the Exercise Period by submitting the form of subscription attached hereto (the “Exercise Notice”), duly executed by the Holder, to the Company at its principal office (or such other address or electronic delivery method as the Company may designate in writing from time to time), indicating the number of shares the Holder elects to purchase by paying the Aggregate Exercise Price as provided in Section 1.2. The Exercise Notice shall be in a form reasonably acceptable to the Company and shall be accompanied by any tax forms or other information reasonably requested by the Company to determine withholding and compliance with applicable law. The Company may reject any Exercise Notice that is incomplete, incorrect or not in compliance with this Warrant, in which case such Exercise Notice shall be deemed received only upon resubmission in proper form. The Company may, but shall not be obligated to, transmit an acknowledgement of receipt of any Exercise Notice, and any failure to provide such acknowledgement shall not affect the validity or timing of any exercise. This Warrant shall be deemed exercised only upon the Company’s actual receipt of (a) a properly completed Exercise Notice and (b) the Aggregate Exercise Price in immediately available funds in accordance with Section 1.2 (such time, the “Effective Exercise Time”). No Warrant Shares shall be issued unless and until the Aggregate Exercise Price has been received in cleared funds. Any Exercise Notice delivered without contemporaneous payment of the Aggregate Exercise Price may, at the Company’s option, be deemed withdrawn if the Aggregate Exercise Price is not received within three (3) Business Days after delivery of such Exercise Notice. In the event this Warrant is not exercised in full, the Company may require the Holder, after such partial exercise, to promptly return this Warrant to the Company, and the Company will, within a reasonable period thereafter, issue and deliver to or upon the order of the Holder a new Warrant or Warrants of like tenor, in the name of the Holder or as the Holder (upon payment by the Holder of any applicable transfer taxes and the Company’s reasonable out-of-pocket issuance expenses) may request, calling in the aggregate on the face or faces thereof for the number of Ordinary Shares equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares (without giving effect to any adjustment therein) for which this Warrant shall have been exercised.

1.2 Payment of Exercise Price by Wire Transfer. Upon any exercise of this Warrant for cash, the Holder shall pay the Aggregate Exercise Price by wire transfer of immediately available funds to the account designated by the Company in writing (which designation may be included in an acknowledgement of receipt of the applicable Exercise Notice or provided separately). The Holder’s obligation to pay, and the Company’s obligation to issue Warrant Shares, are subject to receipt by the Company of the Aggregate Exercise Price in cleared funds.

1.3 Termination. This Warrant shall terminate upon the earlier to occur of (i) exercise in full or (ii) the expiration of the Exercise Period.

ARTICLE 2

2.1 Delivery of Warrant Shares. As soon as practicable following any Effective Exercise Time, and in any event within ten (10) Business Days thereafter (the “Share Delivery Date”), the Company shall, at its expense (except as otherwise contemplated by this Warrant), issue and deliver to the Holder (or as the Holder directs) the number of fully paid and non-assessable Warrant Shares issuable upon such exercise. Delivery of Warrant Shares may be made, at the Company’s election, either in certificated form or by book-entry through the Company’s transfer agent. Any certificates or book-entry positions representing Warrant Shares shall bear such legends as are required by applicable law, regulation or stock exchange rule. If the Company’s transfer agent participates in The Depository Trust Company’s Fast Automated Securities Transfer program (including DWAC) and the Warrant Shares are then eligible for electronic delivery without a restrictive legend, the Company may, in its discretion, instruct its transfer agent to credit such Warrant Shares to the Holder’s (or its designee’s) brokerage account through DTC, subject to the same Share Delivery Date. Delivery of Warrant Shares is conditioned on the Company’s actual receipt of (a) a duly completed and properly executed Exercise Notice, (b) the Aggregate Exercise Price in immediately available funds, and (c) any tax forms, certifications and other information reasonably requested by the Company to determine withholding and to ensure compliance with applicable law, listing standards and the Company’s organizational documents. For the avoidance of doubt, no Warrant Shares shall be issued or delivered until the Aggregate Exercise Price has been received by the Company in cleared funds and all required documentation has been received to the Company’s reasonable satisfaction.

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2.2 Failure to Timely Deliver; Cure; Exclusive Remedies. If, and only if, the Company fails to issue and deliver the Warrant Shares as and when required by Section 2.1 by the applicable Share Delivery Date, the Holder’s rights and remedies for such delay shall be solely as set forth in this Section 2.2, subject in all cases to the conditions, carve-outs and limitations below.

(a) The Holder shall provide the Company with written notice of any alleged delivery failure describing the facts and the number of Warrant Shares at issue, and the Company shall have five (5) Business Days after receipt of such notice to cure (the “Cure Period”); provided that such Cure Period shall be reasonably extended to the extent the delay is caused by a Transfer Agent/DTC system outage or hold, a market or settlement holiday, or a legal, regulatory or listing-rule blackout not caused by the Company’s breach and for so long as the Company is using commercially reasonable efforts to effect delivery. During the Cure Period (as so extended), the Holder shall not seek equitable relief with respect to the alleged delivery failure, except where immediate relief is reasonably necessary to prevent imminent material irreparable harm consistent with Section 5.7.

(b) No breach or liability shall arise, and the Share Delivery Date shall be tolled, to the extent delivery is delayed due to: (i) the Holder’s failure to timely deliver a duly completed Exercise Notice, required tax forms or other reasonably requested information; (ii) non-receipt of the Aggregate Exercise Price in cleared funds; (iii) the Beneficial Ownership Cap; (iv) compliance with applicable law, the rules of any securities exchange on which the Company’s equity is then listed, or the Company’s organizational documents (including any “Minimum Price” or similar requirement); (v) Transfer Agent or DTC acts, omissions, holds or system outages not caused by the Company’s breach; or (vi) a market or settlement holiday, banking moratorium or force majeure event. In such cases, delivery shall occur as promptly as practicable after the applicable impediment is removed, and any required delivery period shall be extended on a day-for-day basis.

(c) The Holder’s sole and exclusive remedy for any delayed delivery of Warrant Shares shall be to seek specific performance or other equitable relief subject to Section 5.7, after expiration of the Cure Period (as extended). The Holder shall not be entitled to rescind or deem rescinded any exercise of this Warrant, nor to recover any monetary damages arising from or relating to market price movements, lost profits, loss of market, or any consequential, special, exemplary, incidental, indirect or punitive damages in connection with any such delay.

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(d) Delivery shall be deemed effected when the Company has, within the applicable delivery period (as tolled or extended under this Section 2.2), (i) in the case of certificated shares, timely deposited the certificates with a nationally recognized overnight courier properly addressed to the Holder (or its designee), or (ii) in the case of book-entry or DTC credit, given irrevocable instructions to its transfer agent to register or credit such Warrant Shares, whether or not such registration or credit is thereafter delayed by the transfer agent, DTC or the Holder’s broker.

(e) No fractional Warrant Shares shall be issued upon any exercise; in lieu of any fractional share, the Company may, at its option, round to the nearest whole share or pay cash in an amount equal to such fraction multiplied by the then-applicable Exercise Price.

(f) There shall be no duplication or double recovery for the same delay and period. Any equitable relief shall be subject to Section 5.7, including requirements for a prior cure opportunity (except where immediate relief is necessary to prevent imminent material irreparable harm), proportionality, and any bond required by applicable law.

2.3 Charges, Taxes and Expenses. Issuance of any Warrant Shares upon exercise shall be at the Company’s expense only for its customary internal issuance costs. The Holder shall be responsible for, and shall promptly pay or reimburse the Company for, all transfer, documentary, stamp, registration, withholding, value-added, sales, use, excise, duties and similar taxes, fees and charges arising from (a) issuance of Warrant Shares in a name other than the Holder, (b) any transfer of this Warrant or the Warrant Shares, or (c) any other Holder-requested transaction (in each case excluding taxes on the Company’s net income). If Warrant Shares are to be issued to any Person other than the Holder, this Warrant shall be accompanied by a duly executed Form of Assignment and such evidence of securities-law compliance as the Company may reasonably request, and the Company may condition such issuance on payment (or evidence of payment) of any transfer taxes. All issuances are subject to applicable tax withholding. The Company may deduct or withhold from any consideration deliverable hereunder (including by withholding, or instructing the transfer agent to reserve, a portion of the Warrant Shares otherwise issuable) any amounts the Company determines in good faith are required to be withheld, and any amounts so withheld shall be treated as delivered to the applicable Person. The Company may, as a condition to issuance, require the Holder to timely deliver a properly completed IRS Form W-9 or applicable Form W-8 (with required attachments) and other information reasonably requested for reporting and withholding; the Company shall have no obligation to issue Warrant Shares until such forms and information are received to its reasonable satisfaction. No gross-up or additional amounts shall be payable, and the Company shall have no liability for any delay or failure resulting from the Holder’s failure to timely furnish required tax forms or information. Any certificates or book-entry positions for Warrant Shares shall bear legends required by applicable law, regulation or stock-exchange rule. The Company shall have no obligation to deliver legend-free Warrant Shares unless and until it receives satisfactory evidence that legends are not required, which may include a customary legal opinion of counsel reasonably acceptable to the Company, at the Holder’s expense. The Holder shall bear any out-of-pocket costs for special handling, rush processing, split certificates or other non-standard delivery it requests. The Company’s determinations under this Section 2.3 shall be made in good faith and are conclusive and binding absent manifest error.

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ARTICLE 3

3.1 So long as this Warrant remains outstanding, the Exercise Price shall be subject to adjustment as follows:

(a) Adjustments for Share Splits and Combinations. If the Company shall at any time or from time to time after the Issue Date effect a split or other subdivision of the outstanding Ordinary Shares, the Exercise Price in effect immediately prior to such stock split shall be proportionately decreased. If the Company shall at any time or from time to time after the Issue Date combine the outstanding Ordinary Shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment pursuant to this Section 3.1(a) shall be effective as of the applicable “ex-date” established by the principal securities exchange for such event or, if no “ex-date” applies, as of the effective time of such split or combination as specified in the Company’s governing documents or applicable law. In no event shall the Exercise Price be reduced below the minimum price required by applicable law or stock exchange rules or below the par value of the Ordinary Shares (the “Minimum Price”).

(b) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issue Date make or issue, or set a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution payable in Ordinary Shares, then, and in each such event, the Exercise Price in effect immediately prior to such event shall be decreased only if, as and when such dividend or distribution is actually paid, as of the time of such issuance or, in the event such record date shall have been fixed, as of the applicable “ex-date” established by the principal securities exchange for such event or, if no “ex-date” applies, as of the close of business on such record date, subject to automatic reversal if such dividend or distribution is not consummated in full on the payment date, by multiplying the Exercise Price then in effect by a fraction: (i) the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and (ii) the denominator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution. For the avoidance of doubt, no adjustment shall be made pursuant to this Section 3.1(b) to the extent an adjustment is made pursuant to any other subsection of this Section 3.1 in respect of the same event, and multiple adjustments arising from a single transaction or series of related transactions shall not be duplicative. Adjustments under this Section 3.1(b) shall not reduce the Exercise Price below the Minimum Price.

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(c) Adjustments for Reclassification, Exchange or Substitution. If the Ordinary Shares at any time or from time to time after the Issue Date shall be changed into the same or a different number of shares or other securities of any class or classes, or into other property, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split, combination or stock dividend covered by Sections 3.1(a) and 3.1(b), or a reorganization, merger, consolidation or sale of assets that is addressed by separate provisions hereof), then, and in each such event, appropriate adjustments shall be made (by adjustment of the Exercise Price or otherwise) so that the Holder shall thereafter have the right to exercise this Warrant for the kind and amount of shares of stock or other securities or other property receivable upon such reclassification, exchange, substitution or other change by holders of the number of Ordinary Shares for which this Warrant was exercisable immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein. Notwithstanding the foregoing, (A) the Company (or any successor entity) shall not be required to deliver “other property” that is not cash or marketable securities and may, at its option, deliver cash in lieu thereof equal to the fair market value of such property as reasonably determined in good faith by the Company’s board of directors, and (B) any successor entity in any such transaction shall expressly assume, by written instrument reasonably satisfactory to the Company, the obligations of the Company under this Warrant, including with respect to the exercise of this Warrant into the consideration receivable by holders of Ordinary Shares in such transaction. No adjustment shall be made pursuant to this Section 3.1(c) to the extent an adjustment is made pursuant to any other subsection of this Section 3.1 in respect of the same event, and in no event shall any adjustment reduce the Exercise Price below the Minimum Price.

(d) Mechanics; Notices; Compliance; Fractional Shares; De Minimis; Calculations. The Company shall provide the Holder with written notice of any event requiring an adjustment to the Exercise Price at least ten (10) Business Days prior to the expected record date or effective date thereof (or, if earlier notice is not practicable, as promptly as practicable), which notice shall describe the event and the Company’s calculation of any resulting adjustment in reasonable detail. All calculations of adjustments shall be made by the Company in good faith and shall be conclusive and binding on the parties absent manifest error. No adjustment shall be required unless such adjustment would require an increase or decrease of at least one percent (1.0%) in the Exercise Price; provided that any adjustments not made by reason of the foregoing shall be carried forward and taken into account in any subsequent adjustment until such time as the cumulative effect results in an adjustment of at least one percent (1.0%). No fractional Ordinary Shares shall be issued upon any exercise of this Warrant; in lieu of any fractional share, the Company shall, at its option, round to the nearest whole share or pay cash based on the then-applicable Exercise Price. Notwithstanding anything to the contrary herein, no adjustment or exercise shall require the Company to issue Ordinary Shares at a price per share below the Minimum Price or otherwise in violation of applicable law, the rules of any securities exchange on which the Ordinary Shares are then listed, or the Company’s organizational documents; in such case, the Company may, at its option, (A) reduce the number of shares otherwise issuable to the maximum number that may be issued in compliance therewith and/or (B) settle the remainder in cash. Any adjustment made by reference to a record date shall be reversed to the extent the related event is not consummated on the contemplated payment date or is consummated on different terms than originally announced, with appropriate corresponding adjustments to the Exercise Price.

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3.2 Fundamental Transactions. Upon any Fundamental Transaction, the Company may, in its sole discretion, elect one or more of the following with respect to all or any portion of this Warrant, which shall be the Holder’s sole remedy: (i) cause the successor or surviving entity (or its parent) to assume this Warrant with equitable adjustments so that it thereafter is exercisable for the Transaction Consideration that holders of Ordinary Shares would have received if this Warrant had been exercised immediately prior to closing; (ii) provide a window ending no earlier than five (5) Business Days before closing during which the Holder may exercise this Warrant for cash, with any unexercised portion terminating at closing without consideration; (iii) settle this Warrant for cash, marketable securities and/or the form of Transaction Consideration paid to holders of Ordinary Shares in an amount equal to the excess, if any, of the per share value of such consideration over the Exercise Price, multiplied by the number of Warrant Shares then subject hereto (with this Warrant terminating at closing without consideration if such excess is zero or negative); or (iv) exchange this Warrant for a replacement warrant of the successor or surviving entity (or its parent) with substantially similar terms (as adjusted) exercisable for the kind and amount of securities or other property constituting the Transaction Consideration. If holders of Ordinary Shares may elect among forms of Transaction Consideration, the Company shall determine the form applicable to this Warrant (or any portion hereof). Any assumption, adjustment, issuance or settlement hereunder shall comply with applicable law, stock exchange rules (including any minimum price or shareholder approval requirements), organizational documents and authorized share limits, and shall be subject to the Beneficial Ownership Cap. The Company may reduce issuances, defer delivery and/or settle in cash or marketable securities to ensure compliance. No issuance shall be required below any applicable minimum price or in violation of the foregoing. If the Company elects assumption or replacement treatment under Section 3.2(i) or (iv), it shall use commercially reasonable efforts to cause the successor or surviving entity (or its parent) to assume this Warrant. If not assumed by closing, the Company may instead elect the treatments in Section 3.2(ii) and/or (iii), and this Warrant shall terminate to the extent settled or not duly exercised. The Company’s good faith determinations of per share Transaction Consideration value, adjustments and any allocations shall be conclusive absent manifest error. No adjustment is required unless it changes the Exercise Price by at least one percent (1.0%), with de minimis amounts carried forward. No fractional securities shall be issued; the Company may round down to the nearest whole security or settle fractions in cash based on the applicable value or Exercise Price. The Company shall provide written notice of a Fundamental Transaction and its elected treatment not less than ten (10) Business Days prior to the anticipated closing or, if earlier notice is impracticable, as promptly as practicable. Failure to give notice shall not affect the validity of any election or treatment. This Section 3.2 sets forth the Holder’s sole rights with respect to any Fundamental Transaction. The Holder shall have no consent rights, redemption rights, “Black-Scholes” or make-whole payments, cashless exercise rights, or other adjustments or benefits except as expressly provided herein.

3.3 Reservation of Ordinary Shares. From and after the Issue Date and while this Warrant remains outstanding, the Company shall reserve and keep available, out of its authorized but unissued Ordinary Shares and after giving effect to all other bona fide reservations then in effect for existing securities, plans or commitments, a number of Ordinary Shares sufficient to permit the issuance of all Warrant Shares that would be issuable upon exercise of this Warrant in full (as adjusted from time to time in accordance with Article 3), in each case subject to the limits of the Company’s then-authorized share capital, applicable law and the rules of any securities exchange on which the Ordinary Shares are then listed. The parties acknowledge and agree that the Beneficial Ownership Cap in Section 4.1 applies to issuances under this Warrant and shall be taken into account for purposes of any near-term delivery timing; provided, however, that nothing in this Section 3.3 shall require the Company to reserve or issue any Ordinary Shares in excess of what may be issued in compliance with applicable law, the rules of any securities exchange on which the Ordinary Shares are then listed, the Company’s organizational documents, or the Company’s then-authorized share capital. If at any time the number of Ordinary Shares reserved hereunder falls below the Required Minimum (as recalculated from time to time in accordance with this Section), the Company shall, within a commercially reasonable period, instruct its transfer agent to increase the reservation to the then-applicable Required Minimum to the extent Ordinary Shares are then authorized and available. For the avoidance of doubt, the Company shall have no obligation under this Warrant to seek stockholder approval to increase its authorized share capital or otherwise to increase the number of Ordinary Shares available for issuance; provided that, if the Company elects in its discretion to seek such approval, it shall use commercially reasonable efforts to obtain such approval in accordance with applicable law and exchange rules.

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3.4 No Rights as a Stockholder. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such capacity, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares.

ARTICLE 4

4.1 Ownership Cap. Notwithstanding anything to the contrary herein or in any other Transaction Document, the Holder shall not be entitled to exercise this Warrant, and the Company shall not be obligated to issue any Warrant Shares upon any such exercise, to the extent that, after giving effect to such exercise, the Holder together with all other Persons whose beneficial ownership of Ordinary Shares would be aggregated with the Holder’s for purposes of Section 13(d) of the 1934 Act (the “Holder Group”), directly or indirectly, beneficially owning in the aggregate more than the Beneficial Ownership Cap of the outstanding Ordinary Shares. For purposes of this Section 4.1, the “Beneficial Ownership Cap” means 4.99% initially, which the Holder may, at its election, increase to 9.99% effective on the 61st day after the Holder’s delivery of written notice of such election to the Company. Beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder, and shall include, without limitation, all securities and derivatives that are, directly or indirectly, beneficially owned or deemed beneficially owned by the Holder Group. In addition to the Beneficial Ownership Cap, and notwithstanding anything to the contrary in this Warrant or any other Transaction Document, the total cumulative number of Ordinary Shares issuable to the Holder (together with any Persons whose issuances would be aggregated with the Holder’s under applicable stock exchange rules) pursuant to this Warrant and all other Transaction Documents shall not exceed the limit set forth in Nasdaq Listing Rule 5635(d) prior to receipt of required stockholder approval for such issuances (“Shareholder Approval”) (the “Nasdaq 19.99% Cap”), except that such limitation shall not apply after Shareholder Approval is obtained or if the Ordinary Shares are no longer listed on the applicable trading market. For the avoidance of doubt, nothing in this Section 4.1 shall require the Company to seek or obtain Shareholder Approval. Any exercise of this Warrant that would result in the Holder Group beneficially owning Ordinary Shares in excess of the Beneficial Ownership Cap shall be null and void ab initio solely to the extent of such excess, and the Exercise Notice shall be deemed automatically modified to reduce the number of Warrant Shares issuable upon such exercise to the maximum number of Warrant Shares that may be issued without exceeding the Beneficial Ownership Cap; the balance of this Warrant shall remain exercisable in accordance with its terms. Similarly, any exercise of this Warrant that, when aggregated with issuances under the other Transaction Documents or as otherwise required to be aggregated under applicable stock exchange rules, would cause issuances to exceed the Nasdaq 19.99% Cap prior to Shareholder Approval shall be null and void ab initio solely to the extent of such excess, and the Exercise Notice shall be deemed automatically modified to reduce the number of Warrant Shares issuable upon such exercise to the maximum number of Warrant Shares that may be issued without exceeding the Nasdaq 19.99% Cap; the balance of this Warrant shall remain exercisable in accordance with its terms. The Company shall have no obligation to settle any portion of an exercise in cash as a result of the Beneficial Ownership Cap or the Nasdaq 19.99% Cap, and any deferral or reduction of an issuance to comply with such limitations shall not constitute a default or breach hereof. The Company will determine, in good faith and in its sole discretion, whether a proposed exercise would exceed the Beneficial Ownership Cap or the Nasdaq 19.99% Cap and may rely exclusively on its stock register, the records of its transfer agent, its most recent periodic report filed with the U.S. Securities and Exchange Commission, and/or a written certificate from its transfer agent in determining the number of outstanding Ordinary Shares and the Holder Group’s beneficial ownership at any time. The Holder shall promptly provide, upon the Company’s written request, any information reasonably necessary for the Company to determine compliance with this Section 4.1, and the Company shall have no obligation to issue any Warrant Shares until such information is provided. The Company shall have no liability for any delay or refusal to issue Warrant Shares in reliance on this Section 4.1. The Holder shall not effect any transaction, including through multiple Exercise Notices, block trades, or derivative or other arrangements, with the intent or effect of circumventing the Beneficial Ownership Cap or the Nasdaq 19.99% Cap. The provisions of this Section 4.1 are intended to, and shall, be construed, corrected and implemented to give full effect to the limitations set forth herein. For the avoidance of doubt, the limitations in this Section 4.1 apply at all times, including in connection with any Fundamental Transaction and any adjustment, reservation, delivery or settlement hereunder. Any issuances may be reduced, deferred and/or, where permitted under this Warrant, settled in cash or marketable securities, in each case to the extent necessary to ensure compliance with the Beneficial Ownership Cap, the Nasdaq 19.99% Cap, applicable law, stock exchange rules, the Company’s organizational documents and the Company’s then-authorized share capital.

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ARTICLE 5

5.1 Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of this Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

5.2 Remedies. The Company stipulates that the remedies at law of the Holder in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

5.3 Transferability. This Warrant may not be transferred, sold, pledged, hypothecated or otherwise granted as security by the Holder without the prior written consent of the Company (which consent shall not be unreasonably conditioned, withheld or delayed). Any transfer, sale, pledge or hypothecation is made in accordance with the provisions of this Section 5.3 and all applicable securities laws, including the 1933 Act.

5.4 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via email at the email address specified in the Purchase Agreement prior to 5:00 p.m. (New York time) on a Business Day, (b) the next Business Day after the date of transmission, if such notice or communication is delivered via email at the email address specified in the Purchase Agreement on a day that is not a Business Day or later than 5:00 p.m. (New York time) on any date and earlier than 11:59 p.m. (New York time) on such date, (c) the Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such notices and communications shall be as set forth in the Purchase Agreement.

5.5 Governing Law. This Warrant and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without reference to any principles of conflict of laws or choice of laws that would result in the application of the laws of any jurisdiction other than the Cayman Islands.

5.6 Headings; Construction. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Warrant will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Warrant shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Warrant.

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5.7 Remedies; Equitable Relief. The remedies provided in this Warrant are cumulative of any remedies available at law or in equity, provided that there shall be no duplication or double recovery for the same breach and period. Equitable relief (including specific performance and injunctive relief) shall be available only upon a clear showing of actual and imminent irreparable harm not adequately compensable by money damages, no adequate remedy at law, and that the balance of equities and the public interest favor such relief; any such relief shall be narrowly tailored and proportionate. Except where immediate relief is reasonably necessary to prevent imminent material irreparable harm, the party seeking equitable relief shall first give written notice of the alleged breach and a reasonable opportunity to cure (not less than five (5) Business Days if curable). No presumption of irreparable harm shall arise from any breach, and any liquidated damages or premium provided herein shall not establish irreparable harm or the inadequacy of monetary damages. Specific performance shall be limited to objectively ascertainable, express obligations (including delivery of Warrant Shares in compliance with Article 2, subject to legal and listing compliance) and shall not compel discretionary acts, obligations requiring continuous judicial supervision, or actions contrary to law, stock exchange rules, or the Company’s organizational documents. Nothing in this Section limits any party’s right to seek money damages or other remedies at law.

5.8 Binding Effect. The obligations of the Company and the Holder set forth herein shall be binding upon the successors and permitted assigns of each such party, whether or not such successors or assigns are permitted by the terms hereof.

5.9 Amendments; Waivers. No provision of this Warrant may be waived or amended except in a written instrument signed by the Company and the Holder. No waiver of any default with respect to any provision, condition or requirement of this Warrant shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

5.10 Compliance with Securities Laws. The Holder of this Warrant acknowledges that this Warrant is being acquired solely for the Holder’s own account and not as a nominee for any other party, and for investment, and that the Holder shall not offer, sell or otherwise dispose of this Warrant in violation of applicable securities laws. This Warrant and any Warrant issued in substitution or replacement therefor shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE Securities ACT OF 1933, AS AMENDED (THE “1933 ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE 1933 ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

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5.11 Jurisdiction and Venue. Any action, proceeding or claim arising out of, or relating in any way to, this Warrant shall be brought exclusively in the courts of the Cayman Islands. Each of the Company and the Holder irrevocably submits to the exclusive jurisdiction of the Grand Court of the Cayman Islands (and, for the purposes of appeal, the Cayman Islands Court of Appeal and the Judicial Committee of the Privy Council, where applicable) and irrevocably waives any objection to the laying of venue in, and any claim of inconvenient forum of, such courts. Service of process in any such action or proceeding may be effected in accordance with applicable Cayman Islands law, and nothing in this Warrant shall affect the right to effect service in any other manner permitted by law. To the extent permitted by Cayman Islands law, the prevailing party in any such action or proceeding shall be entitled to recover its reasonable and documented attorneys’ fees and out-of-pocket expenses, in each case as awarded by such court.

5.12 Definitions. Capitalized terms used herein and not defined shall have the meanings set forth in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

(a) “Aggregate Exercise Price” means, in connection with the exercise of this Warrant at any time, an amount equal to the product obtained by multiplying (i) the Exercise Price times (ii) the number of Ordinary Shares for which this Warrant is being exercised at such time.

(b) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks are permitted or required to be closed in New York City.

(c) “Change of Control” has the meaning set forth in the Purchase Agreement.

(d) “Ordinary Shares” means (i) the Company’s Ordinary Shares, par value $0.0001 per share, and (ii) any other securities into which or for which any of the securities described in clause (i) above have been converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(e) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

(f) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

(g) “Exercise Period” means the period commencing on the date that is six (6) months after the Issue Date and ending 11:59 P.M. (New York time) on the date that is sixty (60) months from the commencement of the Exercise Period or earlier closing of a Fundamental Transaction.

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(h) “Exercise Price” means $1.85 per share, as may be adjusted pursuant to the terms hereof.

(i) “Fundamental Transaction” means, in each case with respect to the Company and whether effected in a single transaction or a series of related transactions: (a) a Change of Control; or (b) any reclassification of the Ordinary Shares, recapitalization, scheme of arrangement, amalgamation, merger, consolidation or similar transaction the primary purpose or direct result of which is that the outstanding Ordinary Shares are exchanged for, converted into or become the right to receive cash, securities or other property (other than a stock split, stock dividend or combination). For the avoidance of doubt, ordinary-course internal reorganizations (including the formation of a holding company) or equity financings in which (x) no Change of Control occurs and (y) the Ordinary Shares remain outstanding and are not exchanged for, converted into or made the right to receive cash, securities or other property, shall not, in and of themselves, constitute a Fundamental Transaction.

(j) “Issue Date” means [●].

(k) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(l) “Required Minimum” means, as of any date of determination, a number of Ordinary Shares equal to 125% of the maximum number of Warrant Shares then issuable upon exercise of this Warrant in full (after giving effect to all adjustments provided herein and disregarding the Beneficial Ownership Cap).

(m) “Warrant Shares” means collectively the Ordinary Shares of the Company issuable upon exercise of the Warrant in accordance with its terms, as such number may be adjusted pursuant to the provisions thereof.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer.

Dated as of [●]

CURRENC GROUP, INC.

By:
Name:	Alexander King Ong Kong
Title:	CEO and Chairman

FORM OF SUBSCRIPTION

(To be signed only on exercise

of Ordinary Shares Purchase Warrant)

TO: Currenc Group, Inc.

1.	The undersigned Holder of the attached Warrant hereby elects to exercise its purchase right under such Warrant to purchase Ordinary Shares of Currenc Group, Inc., an exempted company organized under the laws of the Cayman Islands (the “Company”), to exercise the Warrant to purchase __________ Ordinary Shares and to pay the Aggregate Exercise Price therefor by wire transfer of United States funds to the account of the Company, which transfer has been made prior to or as of the date of delivery of this Form of Subscription pursuant to the instructions of the Company.

2.	In exercising this Warrant, the undersigned Holder hereby confirms and acknowledges that the Ordinary Shares are being acquired solely for the account of the undersigned and not as a nominee for any other party, and for investment, and that the undersigned shall not offer, sell or otherwise dispose of any such Ordinary Shares except under circumstances that will not result in a violation of the 1933 Act or any state securities laws. The undersigned hereby further confirms and acknowledges that it is an “accredited investor”, as that term is defined under the 1933 Act.

3.	Please issue a stock certificate or certificates representing the appropriate number of Ordinary Shares in the name of the undersigned or in such other name(s) as is specified below:

Name:

Address:

TIN:

Dated:
(Signature must conform exactly to name of Holder as specified on the face of the Warrant)

FORM OF ASSIGNMENT

(To be signed only on transfer of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto ________________ the right represented by the within Warrant to purchase Ordinary Shares of Currenc Group, Inc., an exempted company organized under the laws of the Cayman Islands, to which the within Warrant relates, and appoints _________________ attorney to transfer such right on the books of Currenc Group, Inc., with full power of substitution in the premises.

Dated: _______________
[insert name of Holder]

By:
Name:
Title:

[insert address of Holder]

Signed in the presence of:
By:
Name:
Title:

Exhibit 99.1

Currenc Group Announces up to $33 Million Convertible Note Financing

Your publication date and time will appear here.| Source: CURRENC Group Inc.

SINGAPORE, Oct. 09, 2025 (GLOBE NEWSWIRE) — Currenc Group Inc. (Nasdaq: CURR) (“Currenc” or the “Company”), a fintech pioneer empowering financial institutions worldwide with artificial intelligence (AI) solutions, today announced an agreement to issue and sell up to $33.0 million of the Company’s unsecured convertible promissory notes due October 8, 2027 (the “Notes”). After deducting related costs and expenses, the Company would receive $30.0 million in new funding if the financing is fully funded. An initial $4.4 million of principal amount has already closed, with net proceeds to the Company of $4.0 million, with the remainder to be drawn in tranches, subject to certain conditions contained in the definitive transaction documents related to the financing. This financing strengthens the Company’s balance sheet, supporting continued growth and strategic execution.

The Notes were issued in a private offering and will mature on October 8, 2027, unless earlier converted, redeemed, or repurchased by the Company in accordance with their terms. The Notes are unsecured, unsubordinated obligations of the Company and include 50% warrant coverage with an exercise price of $1.85 per share. The Notes will be convertible at the option of the holders in certain circumstances at an initial conversion price of $1.85 per share. The Notes bear interest at 5.00% per annum. The Company may prepay the Notes, in whole or in part, at its option, subject to a 10% prepayment premium. The maturity date may be extended once by up to six months at the Company’s election, subject to the terms of the Notes.

The Company expects to use the proceeds for general corporate purposes, including working capital and growth initiatives, and may repay existing indebtedness.

The Notes will be convertible at the option of the holders in certain circumstances at an initial conversion price of $1.85 per share. Upon conversion, the Company will deliver its ordinary shares; cash may be used at the Company’s option solely to comply with applicable law, stock exchange rules, or authorized share limits.

In connection with a change of control, and subject to limited exceptions, the holder may require a cash prepayment at 110% of the then-outstanding principal amount or may elect to convert immediately prior to closing.

Alex Kong, Currenc’s Founder, CEO and Executive Chairman, said, “Securing this financing reflects strong investor confidence in Currenc and our vision for the future. With enhanced financial flexibility, we are positioned to accelerate innovation, expand our AI product portfolio, and continue creating long-term value for our shareholders.”

In connection with the financing, the Company agreed to file with the SEC a registration statement covering the resale of the ordinary shares issuable upon conversion of the Notes and exercise of the Warrants within 60 days after each closing.

Ladenburg Thalmann & Co. Inc. served as sole financial advisor to the Company in connection with the financing.

The offer and sale of the Notes and any ordinary shares issuable upon conversion of the Notes have not been, and will not be, registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

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About Currenc Group Inc.

Currenc Group Inc. (Nasdaq: CURR) is a fintech pioneer dedicated to transforming global financial services through artificial intelligence (AI). The Company empowers financial institutions worldwide with comprehensive AI solutions, including SEAMLESS AI Call Centre and other AI-powered Agents designed to reduce costs, increase efficiency and boost customer satisfaction for banks, insurance, telecommunications companies, government agencies and other financial institutions. The Company’s digital remittance platform also enables e-wallets, remittance companies, and corporations to provide real-time, 24/7 global payment services, advancing financial access across underserved communities.

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. Future closings under the financing are subject to conditions and may not occur. In some cases, forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “target,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. Further information regarding these and other risks, uncertainties, or factors is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Investor & Media Contact

Currenc Group Investor Relations

Email: investors@currencgroup.com

SOURCE: Currenc Group Inc.

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